SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
    |X|  Preliminary Proxy Statement                |_|  Confidential, for
                                                         Use of the Commission
    |_|  Definitive Proxy Statement                      Only (as permitted by
    |_|  Definitive Additional Materials                 Rule 14a-6(e)(2))
    |_|  Soliciting Material Pursuant
         to Rule 14a-11(c) or Rule 14a-12


                             DEXTER CORPORATION
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              (Name of Registrant as Specified In Its Charter)

                                    N/A
-----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  |_|  No fee required.

  |X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (a) Title of each class of securities to which transaction applies:

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       (b)   Aggregate number of securities to which transaction applies:

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       (c)   Per unit price or other underlying value of transaction
             computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               $275,000,000.00 (based on the aggregate purchase price to be paid in the transaction)

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       (d)   Proposed maximum aggregate value of transaction:

               $275,000,000.00
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       (e)   Total fee paid:

               $55,000.00
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  |_|  Fee paid previously with preliminary materials.

  |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)   Amount Previously Paid:_________________________________________
       (2)   Form, Schedule or Registration Statement No.:___________________
       (3)   Filing Party: __________________________________________________
       (4)   Date Filed: ____________________________________________________


                As filed with the Commission on July 6, 2000




                         [DEXTER CORPORATION LOGO]


      YOUR VOTE ON OUR PROPOSED NONWOVENS ASSET SALE IS VERY IMPORTANT



Dear Shareholder:

    We are pleased to invite you to attend a special meeting of shareholders of Dexter Corporation to be held at [location], on [month, day], 2000, at [time], local time.

    At the meeting you will be asked to approve the sale of certain assets used in Dexter's nonwovens business in accordance with the Asset Purchase Agreement between Dexter and Ahlstrom Paper Group Oy, dated as of June 20, 2000. Ahlstrom has agreed to buy Dexter's nonwovens business segment for $275,000,000 in cash. Although Dexter does not believe shareholder approval is required, specifically at the request of Ahlstrom and for the avoidance of any doubt and uncertainty on Ahlstrom's part concerning threatened claims by International Specialty Products Inc., the transaction is subject to the approval of Dexter's shareholders.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE PROPOSED NONWOVENS ASSET SALE AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED NONWOVENS ASSET SALE AS DESCRIBED IN THE ATTACHED MATERIALS.

    Your vote is important, regardless of the number of shares you own. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. TO VOTE YOUR SHARES, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD. YOU ALSO MAY CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. toll free at (800) 322-2885.

                                          Sincerely,


                                          K. Grahame Walker
                                          Chairman and Chief Executive Officer

This proxy statement is dated [month, day], 2000, and is first being mailed to shareholders on or about [month, day], 2000.




                               [DEXTER LOGO]
 Dexter Corporation - One Elm Street - Windsor Lock, CT 06096-2334 -
 Tel: 860.292.7675

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             [MONTH, DAY], 2000


    A special meeting of shareholders of Dexter Corporation will be held at [location], on [month, day], 2000, at [time], local time, for the following purposes:

1. To approve the sale of certain assets used in Dexter's nonwovens business in accordance with the Asset Purchase Agreement between Dexter and Ahlstrom Paper Group Oy, dated as of June 20, 2000, insofar as Connecticut Business Corporation Act section 33-831 applies or may be deemed to apply to the sale of the assets of the nonwovens business, individually or taken together with other announced or contemplated divestitures by Dexter.


2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

    Only shareholders of record at the close of business on [month, day], 2000 will be entitled to vote at the special meeting. To vote your shares, please complete and return the enclosed proxy card. You also may cast your vote in person at the special meeting. Please vote promptly whether or not you expect to attend the special meeting.

                                           By order of the Board of Directors,


                                           Bruce H. Beatt
                                           Secretary

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.




                             TABLE OF CONTENTS

                                                                          Page
                                                                          ----

QUESTIONS AND ANSWERS ABOUT THE PROPOSED NONWOVENS ASSET SALE................1

SUMMARY TERM SHEET...........................................................3
    The Companies............................................................3
    Dexter Corporation.......................................................3
    Ahlstrom Paper Group Oy..................................................3
    Vote Required to Approve the Asset Sale..................................3
    Our Recommendation to Shareholders.......................................3
    Opinion of Financial Advisor.............................................3
    Principal Conditions to the Nonwovens Asset Sale.........................4
    Termination of the Nonwovens Asset Purchase Agreement....................4
    Termination Fee; Expense Reimbursement...................................4
    Regulatory Matters.......................................................5
    Certain United States Federal Income Tax Consequences of the
      Nonwovens Asset Sale...................................................5
    Appraisal Rights.........................................................5

THE DEXTER SPECIAL MEETING...................................................6
    When and Where the Special Meeting Will be Held..........................6
    What Will be Voted Upon..................................................6
    Voting Securities; Quorum................................................6
    Vote Required for Approval...............................................6
    Voting Your Shares and Changing Your Vote................................7
    How Proxies Are Counted..................................................7
    Cost of Solicitation.....................................................7

THE NONWOVENS ASSET SALE.....................................................8
    The Companies............................................................8
    Background of the Nonwovens Asset Sale...................................8
    Opinion of Dexter's Financial Advisor...................................11
    Accounting Treatment....................................................15
    Certain United States Federal Income Tax Consequences of
      the Nonwovens Asset Sale..............................................15
    Antitrust...............................................................16
    Other Regulatory Matters................................................17
    Appraisal Rights........................................................17

THE NONWOVENS ASSET PURCHASE AGREEMENT......................................20
    Form of Asset Sale......................................................20
    Consideration for the Assets............................................20
    Post Closing Adjustment.................................................20
    Representations and Warranties..........................................21
    Covenants in the Nonwovens Asset Purchase Agreement.....................22
    Benefit Matters.........................................................25
    Closing Conditions......................................................26
    Tax Matters.............................................................27
    Termination.............................................................27
    Termination Fee; Expense Reimbursement..................................28
    Indemnification.........................................................28
    Amendment...............................................................28
    Waiver of Compliance....................................................28
    Assignment..............................................................29




BENEFICIAL OWNERSHIP OF STOCK...............................................30

OTHER MATTERS...............................................................32

PROPOSALS OF SHAREHOLDERS...................................................32

ANNEX A....................................................................A-1

ANNEX B....................................................................B-1

ANNEX C....................................................................C-1




       QUESTIONS AND ANSWERS ABOUT THE PROPOSED NONWOVENS ASSET SALE

Q:    WHAT PROPOSAL WILL I BE VOTING ON AT THE
      SPECIAL MEETING?

A: You will be asked to consider and vote upon a proposal to approve the sale of certain assets used in Dexter's nonwovens business by Dexter pursuant to the Asset Purchase Agreement, dated June 20, 2000 between Dexter and Ahlstrom Paper Group Oy. The nonwovens asset purchase agreement is attached to this proxy statement as Annex A.

Q:    CAN I STILL SELL MY SHARES?

A: Neither the nonwovens asset sale nor the nonwovens asset purchase agreement will affect your right to sell or otherwise transfer your shares of Dexter common stock.

Q:    WHAT VOTE IS REQUIRED TO APPROVE THE
      NONWOVENS ASSET SALE?

A: Under section 33-831 of the Connecticut Business Corporation Act, the sale by Dexter of "all, or substantially all" of its assets would require approval by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Dexter common stock on the record date. Dexter does not believe that the sale of the nonwovens assets to Ahlstrom, either alone or taken together with other announced divestitures, requires such shareholder approval. Nonetheless, for the avoidance of doubt in light of the uncertainties created by the litigation commenced by International Specialty Products Inc. against Dexter, Ahlstrom has required, as a condition to its obligation to consummate the transactions contemplated by the nonwovens asset purchase agreement, shareholder approval by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Dexter common stock on the record date. Accordingly, for this reason only, Dexter is submitting the proposed transaction to the shareholder vote which would be required if such provision of Connecticut law were deemed applicable.

Q:    WHO IS ENTITLED TO VOTE ON THE NONWOVENS ASSET SALE?

A: Only holders of record of Dexter common stock as of the close of business on [month, day], 2000 will be entitled to notice of and to vote at the special meeting to approve the nonwovens asset sale. Beneficial holders as of that date who are not holders of record will only be allowed to vote in person at the special meeting if they present a letter signed by the record holder indicating the number of shares such beneficial holder is entitled to vote.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held on [month, day], 2000, at [time], local time, at [location].

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the special meeting or simply attend the special meeting and vote in person.

Q:    WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. You may vote by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. Because a vote of two-thirds of the outstanding Dexter shares is required to approve the asset sale, your failure to vote is the same as your voting against the asset sale.

Q: WHAT ARE CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE NONWOVENS ASSET SALE?

A: The sale of the assets constituting the nonwovens business will be a taxable transaction to Dexter and certain of its selling affiliates for United States federal income tax purposes (as well as for state, local and foreign tax purposes). In general, Dexter and certain of its selling affiliates will recognize gains or losses on the sale of the assets constituting the nonwovens business equal to the difference, if any, between the amount realized by Dexter or the selling affiliate from the sale of each asset less Dexter's or the selling affiliate's, as the case may be, adjusted tax basis in each such asset. The amount realized by Dexter or each selling affiliate, as the case may be, from each sale will equal the sum of the amount of money received by Dexter or each selling affiliate plus the amount of any liabilities of Dexter and its selling affiliates that are assumed by Ahlstrom in consideration for each such asset. The nonwovens asset sale will not be a taxable transaction for United States federal income tax purposes for the Dexter shareholders.

Q:    WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about the asset sale or the asset purchase agreement you may call our proxy solicitor, MacKenzie Partners, Inc. toll free at (800) 322-2885.




                             SUMMARY TERM SHEET

        This section summarizes selected information about the proposed nonwovens asset sale from this proxy statement and may not contain all of the information that is important to you. To understand the nonwovens asset sale fully, we strongly encourage you to read carefully this entire proxy statement. We have included a copy of the nonwovens asset purchase agreement in this proxy statement as Annex A.


THE COMPANIES
(See Page 8)

DEXTER CORPORATION
One Elm Street
Windsor Locks, CT 06096-2334
(860) 292-7675

        Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

        For additional information about Dexter and its business, see "The Nonwovens Asset Sale--The Companies--Dexter Corporation."

AHLSTROM PAPER GROUP OY
Etalaesplanadi 14
FIN - 00101 Helsinki
Finland

        Ahlstrom Paper Group is a world leader in high value specialty materials made from natural and man-made fibers for labeling, packaging, medical, filtration, building, decorating and many other industrial applications. With approximately 5,000 people in nearly 40 production sites throughout Europe, the Americas and Asia, Group net sales were $1.14 billion in 1999.

        For additional information about Ahlstrom and its business, see "The Asset Sale - The Companies - Ahlstrom Paper Group Oy."

VOTE REQUIRED TO APPROVE THE ASSET SALE
(See Page 6)

        Under section 33-831 of the Connecticut Business Corporation Act, the sale by Dexter of "all, or substantially all" of its assets would require approval by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Dexter common stock on the record date. Dexter does not believe that the sale of the nonwovens assets to Ahlstrom, either alone or taken together with other announced divestitures, requires such shareholder approval. Nonetheless, for the avoidance of doubt in light of the uncertainties created by the litigation commenced by International Specialty Products Inc. against Dexter, Ahlstrom has required, as a condition to its obligation to consummate the transactions contemplated by the nonwovens asset purchase agreement, shareholder approval by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Dexter common stock on the record date. Accordingly, for this reason only, Dexter is submitting the proposed transaction to the shareholder vote which would be required if such provision of Connecticut law were deemed applicable.

        Each share of Dexter common stock is entitled to one vote. Dexter directors and executive officers as a group own and are entitled to vote approximately [x.x%] of the outstanding shares of Dexter common stock. IF A SHAREHOLDER DOES NOT VOTE AT THE SPECIAL MEETING, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ASSET SALE.

OUR RECOMMENDATION TO SHAREHOLDERS
(See Page 10)

        The Dexter Board of Directors believes that the terms of the nonwovens asset sale are fair to and in the best interests of Dexter and its shareholders and recommends that you vote FOR the asset sale.

OPINION OF FINANCIAL ADVISOR
(See Page 11)

        In connection with the nonwovens asset sale, the Dexter Board of Directors received an opinion from Lehman Brothers Inc., its financial advisor. THE OPINION OF THE FINANCIAL ADVISOR IS DIRECTED TO THE BOARD OF DIRECTORS OF DEXTER AND IS NOT A RECOMMENDATION TO SHAREHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE NONWOVENS ASSET SALE.

        Dexter received a written opinion dated June 20, 2000, from its financial advisor, Lehman Brothers Inc., to the effect that, as of the date of its opinion, and based upon and subject to the matters described in such opinion, the consideration of $275 million in cash, plus the assumption of liabilities relating to the nonwovens business, to be received by Dexter pursuant to the proposed nonwovens asset sale was fair from a financial point of view to Dexter. We have included this opinion in this proxy statement as Annex B. DEXTER URGES ITS SHAREHOLDERS TO READ THE OPINION OF LEHMAN BROTHERS IN ITS ENTIRETY.

PRINCIPAL CONDITIONS TO THE NONWOVENS ASSET SALE
(See Page 26)

Completion of the nonwovens asset sale requires:

o       approval of the nonwovens asset sale by Dexter shareholders;

o absence of any law or injunction preventing the nonwovens asset sale;

o the expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

o the approval and clearance of any necessary filings with any non-U.S. governmental entities;

o compliance in all material respects with all agreements and obligations of each of Dexter and Ahlstrom that are required to be complied with before the consummation of the asset sale;

o absence of breaches of representations and warranties contained in the asset purchase agreement which have or are reasonably expected to have a material adverse effect on Dexter or Ahlstrom;

o the timely filing and receipt of all permits, authorizations, consents or approvals required for the consummation of the asset sale, except to the extent the failure to receive any such permits, authorizations, consents or approvals would not have a material adverse effect on the nonwovens business;

o receipt of legal opinions from counsel to Ahlstrom and to Dexter, as to certain corporate matters; and

o       the assignment of specified contracts and leases to Ahlstrom.

        Both Dexter and Ahlstrom can elect to waive certain conditions to their own performance.

TERMINATION OF THE NONWOVENS ASSET PURCHASE AGREEMENT
(See Page 27)

        Dexter and Ahlstrom may mutually agree to terminate the nonwovens asset purchase agreement at any time before the time the nonwovens asset sale becomes effective. In addition either company may terminate the asset purchase agreement if specified events occur. These include:

o if the conditions set forth in the nonwovens asset purchase agreement have not been satisfied or waived by October 31, 2000;

o if a statute, rule, regulation or executive order has been enacted, prohibiting the consummation of the asset sale substantially on the terms contemplated by the nonwovens asset purchase agreement;

o if an order, decree, ruling or injunction has been entered permanently restraining, enjoining or prohibiting the consummation of the asset sale substantially on the terms contemplated by the asset purchase agreement, provided the terminating party has used its reasonable best efforts to remove such order, decree, ruling or injunction;

o if there has been a material violation or breach by the other party of any agreement, representation or warranty contained in the asset purchase agreement that has rendered the satisfaction of any condition to the obligations of terminating party impossible and such violation or breach has not been waived by the terminating party; and

o       if the Dexter shareholders vote against approval of the asset sale.

TERMINATION FEE; EXPENSE REIMBURSEMENT
(See Page 28)

        The nonwovens asset purchase agreement requires Dexter to pay Ahlstrom a termination fee of $8 million if prior to receipt of Dexter shareholder approval a "specified Dexter acquisition proposal" is publicly announced, the nonwovens asset purchase agreement is terminated and within 12 months of termination of the nonwovens asset purchase agreement Dexter enters into an agreement for or completes an alternative transaction as a result of which Dexter shareholders would be entitled to receive, or would receive, aggregate consideration with a fair market value exceeding $45 per share. A "specified Dexter acquisition proposal" means:

o an alternative transaction proposal involving Dexter which is conditioned (or has the price payable depend upon) Dexter's shareholders voting against granting shareholder approval to the nonwovens asset sale; or

o any other alternative transaction involving Dexter, unless the proposed acquiror agrees to use its best efforts to cause Dexter to comply with its obligations under the nonwovens asset purchase agreement and to vote all shares of Dexter common stock it acquired and thereby becomes entitled to vote in favor of granting shareholder approval of the nonwovens asset sale.

        Upon termination of the nonwovens asset purchase agreement for any reason (other than as a result of Ahlstrom's breach of the agreement), Dexter will promptly reimburse Ahlstrom for its out-of-pocket cash expenses incurred in connection with the nonwovens asset purchase agreement up to a maximum of $2 million.

REGULATORY MATTERS
(See Page 16)

        Ahlstrom and Dexter are under the obligation to make filings under the competition laws of a number of foreign countries (including Germany) where the companies have significant operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE NONWOVENS
ASSET SALE
(See Page 15)

        The sale of the assets constituting the nonwovens business will be a taxable transaction to Dexter and certain of its selling affiliates for United States federal income tax purposes (as well as for state, local and foreign tax purposes). In general, Dexter and certain of its selling affiliates will recognize gains or losses on the sale of the assets constituting the nonwovens business equal to the difference, if any, between the amount realized by Dexter or the selling affiliates from the sale of each asset less Dexter's or the selling affiliate's, as the case may be, adjusted tax basis in each such asset. The amount realized by Dexter or each selling affiliate, as the case may be, from each sale will equal the sum of the amount of money received by Dexter or each selling affiliate plus the amount of any liabilities of Dexter and its selling affiliates that are assumed by Ahlstrom in consideration for each such asset. The nonwovens asset sale will not be a taxable transaction for United States federal income tax purposes for the Dexter shareholders.

APPRAISAL RIGHTS
(See Page 17)

        If section 33-831 of the Connecticut Business Corporation Act applies or were deemed to apply to the sale of the nonwovens assets, if Dexter were to sell "all, or substantially all" of its assets, it would trigger appraisal rights for holders of Dexter common stock. Dexter does not believe that appraisal rights attach to this transaction, because it does not believe that the sale of the nonwovens assets to Ahlstrom, individually or taken together with other announced divestitures by Dexter, constitutes a sale of "all, or substantially all" of Dexter's assets under Connecticut law. For additional information about the vote required to approve the nonwovens asset sale, see "Summary Term Sheet - Vote Required to Approve the Asset Sale." If the sale of the nonwovens assets to Ahlstrom, individually or taken together with other announced divestitures by Dexter, were to constitute or be deemed to constitute a sale of "all, or substantially all" of Dexter's assets under Connecticut law, then holders of Dexter common stock would be entitled to appraisal rights under Connecticut law upon compliance with certain procedures prescribed by Connecticut law. For a description of the procedures a shareholder wishing to exercise appraisal rights would be required to follow, see "The Nonwovens Asset Sale - Approval Rights."




                         THE DEXTER SPECIAL MEETING

        This proxy statement is being furnished in connection with the solicitation of proxies from the holders of Dexter common stock by the Dexter Board of Directors relating to the proposed nonwovens asset sale and other matters to be voted upon at the special meeting and at any adjournment or postponement of the meeting. Dexter mailed this proxy statement to shareholders beginning [month, day], 2000. You should read this proxy statement carefully before voting your shares.

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

        The special meeting will be held at [location], on [month, day], 2000, starting at [time], local time.

WHAT WILL BE VOTED UPON

        At the special meeting, you will be asked to consider and vote upon the following items:

        o the sale of certain assets used in Dexter's nonwovens business in accordance with the Asset Purchase Agreement between Dexter and Ahlstrom, dated as of June 20, 2000; and

        o such other matters as may properly come before the special meeting or any adjournment or postponement of the meeting.

VOTING SECURITIES; QUORUM

        The only outstanding voting securities of Dexter are the shares of its common stock, par value $1 per share, xx,xxx,xxx of which were outstanding as of [month, day], 2000, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote. Proxies may be solicited, without additional compensation, by directors, officers or employees of Dexter by mail, telephone, facsimile, telegram, in person or otherwise.

        Under Connecticut law and Dexter's Bylaws, a majority of the number of shares of stock issued and outstanding and entitled to vote at the annual meeting must be present in person or by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED FOR APPROVAL

        Under section 33-831 of the Connecticut Business Corporation Act, the sale by Dexter of "all, or substantially all" of its assets would require approval by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Dexter common stock on the record date. Dexter does not believe that the sale of the nonwovens assets to Ahlstrom, either alone or taken together with other announced divestitures, requires such shareholder approval. Nonetheless, for the avoidance of doubt in light of the uncertainties created by the litigation commenced by International Specialty Products Inc. against Dexter, Ahlstrom has required, as a condition to its obligation to consummate the transactions contemplated by the nonwovens asset purchase agreement, shareholder approval by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of Dexter common stock on the record date. Accordingly, for this reason only, Dexter is submitting the proposed transaction to the shareholder vote which would be required if such provision of Connecticut law were deemed applicable.

        Each share of Dexter common stock is entitled to cast one vote. As of the record date, the directors and executive officers of Dexter owned and were entitled to vote xx.x million shares (or x.x%) of Dexter common stock.


VOTING YOUR SHARES AND CHANGING YOUR VOTE

        VOTING YOUR SHARES

        The Dexter Board is soliciting proxies from the Dexter shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not either vote by proxy or attend the special meeting and vote in person, it will have the same effect as a vote against the asset sale.

        To grant your proxy by mail, please complete your proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated. If you attend the special meeting in person, you may vote your shares by completing a ballot at the meeting.

        CHANGING YOUR VOTE BY REVOKING YOUR PROXY

        You may revoke your proxy at any time before the polls close at the special meeting. You may revoke your proxy by delivering notice in writing to the Secretary of Dexter, by granting a later-dated proxy or by appearing in person and voting at the special meeting. You will not revoke your proxy by attending the special meeting unless you complete a ballot.

HOW PROXIES ARE COUNTED

        If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Dexter Board. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the special meeting. A properly executed proxy marked "ABSTAIN" will not be voted. However, it will be counted to determine whether there is a quorum present at the special meeting. Accordingly, since the affirmative vote of a two-thirds of the shares outstanding and entitled to vote at the special meeting is required to approve the nonwovens asset sale, a proxy marked "ABSTAIN" will have the effect of a vote against the asset sale. Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the special meeting. The New York Stock Exchange rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as voting against the nonwovens asset sale.

COST OF SOLICITATION

        Dexter will pay the cost of soliciting Dexter proxies. In addition to solicitation by mail, telephone or other means, Dexter will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Dexter will, upon request, reimburse these institutions for their reasonable expenses. Dexter has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. MacKenzie will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services.




                          THE NONWOVENS ASSET SALE

THE COMPANIES

        DEXTER CORPORATION

        Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

        Dexter has its principal executive offices at One Elm Street, Windsor Locks, Connecticut 06096-2334 (telephone number: (860) 292-7675).

        AHLSTROM PAPER GROUP OY

        Ahlstrom Paper Group Oy is a world leader in high value specialty materials made from natural and man- made fibers for labeling, packaging, medical, filtration, building, decorating and many other industrial applications. With approximately 5,000 people in nearly 40 production sites throughout Europe, the Americas and Asia, Group net sales were $1.14 billion in 1999.

        Ahlstrom has its principal executive offices at Etelaesplanadi 14, FIN-00101 Helsinki, Finland.

BACKGROUND OF THE NONWOVENS ASSET SALE

        Since mid-December 1999, International Specialty Products Inc. has been engaged in an unilateral effort to acquire control of Dexter. On December 14, 1999, ISP sent a letter to Dexter proposing to acquire Dexter for $45 per share in cash, subject to execution of a mutually acceptable definitive acquisition agreement. Following careful consideration of ISP's $45 per share proposal with its financial and legal advisors, on December 23, 1999, the Dexter Board of Directors unanimously concluded that ISP's proposal was both inadequate and contrary to the best interests of the shareholders of Dexter. Accordingly, the Board rejected ISP's proposal.

        In late January 2000, ISP announced its intention to present a series of proposals at Dexter's 2000 Annual Meeting (including a slate of 3 nominees to replace Dexter's nominees for election to the Board, proposals to increase the size of Dexter's Board and additional nominees to fill the vacancies, and proposals with respect to Dexter's rights plan) and to solicit proxies in favor of its proposals. Dexter believes these proposals are designed to enable ISP to gain control of Dexter's Board of Directors in order to facilitate a sale of Dexter to ISP for $45 per share.

        On February 28, 2000, the Dexter Board of Directors authorized management together with its financial advisor, Lehman Brothers, to explore all strategic alternatives available to Dexter to maximize shareholder value in the short term, including a merger or sale of the company, a financial restructuring or a spin-off or sale of one or more of Dexter's businesses. As part of this process, representatives of Lehman Brothers contacted numerous third parties potentially interested in acquiring the entire company or one or more of its constituent businesses. Among those contacted was Ahlstrom.

        On March 16, 2000, Dexter and Ahlstrom entered into a confidentiality agreement pursuant to which Dexter agreed to provide Ahlstrom with confidential information concerning Dexter. Shortly thereafter, Lehman Brothers provided Ahlstrom with various due diligence materials in order to enable Ahlstrom to make a preliminary indication of interest. Ahlstrom and the other parties interested in participating in Dexter's sale process were advised by Lehman Brothers that preliminary indications of interest were to be submitted on March 24, 2000 and that indications of interest for the purchase of Dexter as a whole would be given preference to those contemplating the purchase of one more or more of Dexter's businesses.

        On March 24, 2000, Dexter received several indications of interest in acquiring the entire company and also received multiple indications of interest in Dexter's constituent businesses, including one from Ahlstrom with respect to acquiring Dexter's Nonwoven Materials Business. In light of the strong indications of interest in acquiring all of Dexter, Dexter decided to devote its resources and attention to those bids, in the first instance.

        During the course of the next six weeks, Dexter and its advisors worked with each of the prospective bidders for the whole company to develop definitive acquisition proposals for Dexter as well as the outstanding public minority shares of Life Technologies Inc. on mutually acceptable terms and conditions. These bidders were principally life sciences companies that were interested in a tax-free stock merger transaction. The decline in the public equity markets in the months following March adversely affected the trading prices of the bidders' equity securities and, accordingly, the value of the consideration they had offered. As a result of this development, on May 17, 2000, Dexter announced, among other things, that its Board of Directors had authorized management to pursue the sale of Dexter's wholly owned businesses -- Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems. Immediately thereafter, Lehman Brothers contacted those bidders for Dexter's wholly owned businesses that had submitted the strongest indications of interest, including Ahlstrom.

        During the course of the next four weeks, Ahlstrom and the other prospective bidders conducted comprehensive due diligence investigations, including meetings with management representatives. In addition, during the first week of June, counsel to Dexter circulated forms of asset acquisition agreements to Ahlstrom and the other prospective purchasers, including Ahlstrom. Each interested party was requested to submit its final bid prior to the close of business on June 9, 2000.

        On June 10, 2000, the Dexter Board of Directors met telephonically with members of management and its financial and legal advisors to review and consider the bids received the prior evening. The Board authorized management and its advisors to proceed as promptly as practicable negotiating definitive acquisition agreements for the sale of Dexter's wholly owned businesses.

        Between June 13, 2000 and June 19, 2000, representatives of Ahlstrom and its legal and financial advisors completed their remaining due diligence investigation of the Nonwoven Materials Business and negotiated the terms of a definitive acquisition agreement with representatives of Dexter and its legal and financial advisors. Notwithstanding Dexter's belief that no shareholder approval is required to complete the nonwovens asset sale, during the course of the negotiations with Ahlstrom, Ahlstrom required that the transaction be subject to the approval of Dexter's shareholders in order to avoid any doubt and uncertainty on Ahlstrom's part concerning threatened claims by ISP.

        On June 18, 2000, the Dexter Board met with its legal and financial advisors to review the status of negotiations with the various prospective purchasers of Dexter's wholly owned businesses. At such meeting Lehman Brothers reviewed with the Board the financial terms of the transactions currently being negotiated, and Dexter's legal advisors summarized the terms of the agreements that were under negotiation.

        On June 19, 2000, the Dexter Board met telephonically. Dexter's legal advisors updated the Board on the status of negotiations with the various potential buyers, including Ahlstrom. In addition, Lehman Brothers delivered its oral opinion, which was later confirmed in writing, to the effect that, from a financial point of view and subject to the matters discussed in its opinion, the consideration to be received by Dexter in the nonwovens asset sale was fair to Dexter. The Dexter Board of Directors then authorized the nonwovens asset sale subject to the satisfactory finalization of a definitive asset purchase agreement.

        During the evening of June 19, 2000 and the following day, representatives of Dexter and Ahlstrom and their respective legal advisors finalized the terms of a definitive asset purchase agreement.

        On June 20, 2000, ISP announced its intention to commence a $45 per share all cash tender offer for all shares of Dexter common stock not owned by ISP. The Dexter Board of Directors reconvened late in the afternoon on June 20. Dexter's legal advisors reviewed with the members of the Board the terms of the acquisition agreements for the sale of the Nonwoven Materials Business and the Electronic Materials and Adhesive Systems Business. In addition, Lehman Brothers reconfirmed its opinion with respect to the fairness of the Proposed Sale. Shortly thereafter, Dexter and Ahlstrom executed and delivered the Asset Purchase Agreement, and Dexter announced, among other things, that it entered into the nonwovens asset purchase agreement with Ahlstrom.

REASONS FOR THE NONWOVENS ASSET SALE AND RECOMMENDATION OF THE DEXTER BOARD

        THE DEXTER BOARD BELIEVES THAT THE NONWOVENS ASSET SALE IS FAIR TO AND IN THE BEST INTERESTS OF DEXTER AND ITS SHAREHOLDERS AND RECOMMENDS TO THE SHAREHOLDERS OF DEXTER THAT THEY VOTE FOR THE PROPOSED NONWOVENS ASSET SALE.

        The proposed nonwovens asset sale enables Dexter to deliver on its commitment to maximize the value of Dexter's wholly owned businesses for the benefit of all Dexter's shareholders. In reaching its decision, the Dexter Board consulted with its financial and legal advisors, and considered a variety of factors, including the following:

        (1) The fact that over a period of four months Dexter solicited indications of interest from a large number of potential purchasers interested in acquiring either the entire company or one or more of its constituent businesses in a process designed to maximize shareholder value in the short term.

        (2) The Dexter Board considered the improvements Ahlstrom had made in the terms and conditions of the proposed nonwovens asset sale as contemplated by the nonwovens asset purchase agreement compared to the proposal it submitted on June 9, including the increase in its purchase price for the nonwovens business and the significant reduction in the amount of the required escrow.

        (3) The oral opinion of Lehman Brothers delivered at the June 19, 2000 meeting, and subsequently confirmed in writing as of June 20, 2000, to the effect that, as of such date, and based upon and subject to the matters set forth in its opinion, from a financial point of view, the consideration of $275 million in cash, plus the assumption of liabilities relating to the nonwovens business, to be received by Dexter pursuant to the nonwovens asset purchase agreement is fair to Dexter.

        (4) The uncertainty and instability for Dexter's business and operations, employees, customers, suppliers and other important constituencies created by ISP's actions in connection with its unilateral attempt to seize control of Dexter, including its proxy contest, commenced and threatened litigation and announced intention to commence a $45 per share cash tender offer for all Dexter shares, subject to financing and numerous other conditions.

        (5) The business, financial condition and recent results of operations of the nonwovens business and Dexter as a whole.

        (6) Ahlstrom's requirements (a) that the proposed nonwovens asset sale be approved by the Dexter shareholders in order to avoid any doubt and uncertainty on Ahlstrom's part concerning threatened claims by ISP, and (b) that it receive the protections afforded by the no solicitation, termination fee and indemnity provisions.

        (7) Ahlstrom's obligation to consummate the proposed nonwovens asset sale contemplated by the nonwovens asset purchase agreement is not subject to any financing contingencies.

        (8) The anticipated distribution of the net proceeds from the proposed nonwovens asset sale to the Dexter shareholders either directly or in connection with a transaction involving Life Technologies, Inc.

        The foregoing discussion of the information and factors considered by the Dexter Board is not exhaustive but does include all material factors considered by the Dexter Board. The Dexter Board did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the Proposed Sale is fair to and in the best interests of Dexter and its shareholders. Rather, the Dexter Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Dexter Board may have given different weights to different factors.




        THE DEXTER BOARD RECOMMENDS THAT DEXTER SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NONWOVENS ASSET SALE.


OPINION OF DEXTER'S FINANCIAL ADVISOR

        On June 19, 2000, Lehman Brothers delivered its oral opinion to the Dexter Board of Directors, subsequently confirmed in writing in an opinion dated June 20, 2000, to the effect that, as of such date, and, based upon and subject to certain matters stated therein, the consideration of $275 million in cash, plus the assumption of liabilities relating to the nonwovens business, to be received by Dexter in the transaction was fair from a financial point of view to Dexter.

THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, DATED JUNE 20, 2000, IS INCLUDED AS ANNEX B TO THIS DOCUMENT. SHAREHOLDERS SHOULD READ THIS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION AND THE METHODOLOGY LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION.

        Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Dexter Board of Directors in connection with its consideration of the transaction. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any shareholder of Dexter as to how such shareholder should vote with respect to the transaction. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Dexter's underlying business decision to proceed with or effect the transaction.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

        o the nonwovens asset purchase agreement and the specific terms of the transaction;

        o publicly available information concerning Dexter, Ahlstrom and the nonwovens business that Lehman Brothers believed to be relevant to its analysis;

        o financial and operating information with respect to the business, operations and prospects of the nonwovens business furnished to Lehman Brothers by Dexter, including, without limitation, certain projections of future financial performance of the nonwovens business prepared by the management of Dexter and the nonwovens business;

        o a comparison of the historical financial results and present financial condition of the nonwovens business with those of other companies that Lehman Brothers deemed relevant;

        o a comparison of the financial terms of the transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

        o the results of Lehman Brothers' efforts to solicit indications of interest and offers with respect to a purchase of all or part of Dexter or the nonwovens business.

      In arriving at its opinion, Lehman Brothers also considered the impact of the unsolicited proposal from International Specialty Products to acquire all of the outstanding shares of Dexter on efforts to solicit potential buyers of the nonwovens business. In addition, Lehman Brothers had discussions with the management of Dexter and the nonwovens business concerning the business, operations, assets, financial condition and prospects of the nonwovens business and undertook such other studies, analyses and investigations as it deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of Dexter management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the nonwovens business, upon advice of Dexter, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Dexter as to the future financial performance of the nonwovens business and that the nonwovens business will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the nonwovens business and did not make or obtain any evaluations or appraisals of the assets or liabilities of the nonwovens business. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter.

        In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dexter or the nonwovens business. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         Valuation Analysis

        Lehman Brothers prepared a valuation of the nonwovens business. In determining valuation, Lehman Brothers used the following methodologies:

        o  discounted cash flow analysis;

        o  comparable company trading analysis;

        o  comparable transaction analysis;

        o  leveraged acquisition analysis; and

        o  affordability analysis.

Each of these methodologies was used to generate a reference value range for the nonwovens business.

      The various valuation methodologies noted above and the implied values derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. The table alone does not constitute a complete description of the financial and comparative analyses. In particular, in applying the various valuation methodologies to the particular business, operations and prospects of the nonwovens business, and the particular circumstances of the transaction, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dexter or the nonwovens business. Accordingly, the methodologies and the values derived therefrom as set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied values without considering the narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion.

    VALUATION METHODOLOGY           SUMMARY DESCRIPTION OF VALUATION     Implied Value ($ in millions)
                                              METHODOLOGY
------------------------------      --------------------------------     -----------------------------
DISCOUNTED CASH FLOW ANALYSIS       Net present valuation of management           $230 - $265
                                    projections of projected after-tax
                                    unlevered free cash flows based on
                                    the nonwovens business financial
                                    projections using selected discount
                                    rates

COMPARABLE COMPANY TRADING          Market valuation benchmark based on           $220 - $265
ANALYSIS WITH PREMIUM               the common stock trading multiples
                                    of selected comparable companies

COMPARABLE TRANSACTION ANALYSIS     Market valuation benchmark based on           $250 - $305
                                    consideration paid in selected comparable
                                    transactions

LEVERAGED ACQUISITION ANALYSIS      Measures price that would be attractive to    $260 - $280
                                    potential financial buyer based on current
                                    market conditions

AFFORDABILITY ANALYSIS              Measures price that would be neither          $250 - $305
                                    accretive nor dilutive to strategic
                                    buyers' earnings in fiscal year 2001

CASH CONSIDERATION TO BE RECEIVED BY DEXTER IN THE TRANSACTION                       $275



      Discounted Cash Flow Analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows based upon financial projections for the nonwovens business. Utilizing such financial forecasts, Lehman Brothers calculated a range of present values for the nonwovens business using a range of after-tax discount rates from 11% to 13% and a terminal value based upon a range of multiples of estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, in 2004 from 4.0x to 5.0x. Based upon the midpoint of the discount rates and the range of the terminal values, the range of implied values of the nonwovens business was approximately $230 million to approximately $265 million.

      Comparable Company Trading Analysis. The comparable company trading analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. For this analysis, Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to the nonwovens business. These companies were:

        o  BBA Group PLC;

        o  Buckeye Technologies Inc.;

        o  P. H. Glatfelter Company;

        o  Lydall, Inc.; and

        o  Polymer Group, Inc.

      Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income) and the enterprise value multiples of certain historical and projected financial criteria (such as revenues, EBITDA, and earnings before interest and taxes, which is referred to as EBIT) as of June 15, 2000. Net income for the selected companies was based on research analysts' estimates published by IBES, a service reporting equity analyst estimates.

      Using a 30 percent illustrative acquisition premium and trading multiples of 5.5x to 6.5x the latest twelve months EBITDA of nonwovens assets, excluding the cogeneration assets and 4.0x to 5.0x the latest twelve months EBITDA of cogeneration assets, this methodology yielded valuations for the nonwovens business that imply a value range of approximately $220 to approximately $265 million.

      Because of the inherent differences between the businesses, operations, financial conditions and prospects of the nonwovens business and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of the nonwovens business and companies in the comparable company group that would affect the public trading values of the nonwovens business and such comparable companies.

      Comparable Transaction Analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in certain transactions that were publicly announced since May 26, 1995 involving target companies that were similar to the nonwovens business in terms of business mix, product portfolio, and/or markets served. These transactions and the months in which they were announced were:

        o Buckeye Technologies Inc.'s acquisition of the Walkisoft division of UPM-KYMMENE (July 1999);

        o BBA Group PLC's acquisition of the Veratec division of International Paper Co. (April 1998);

        o Polymer Group, Inc.'s acquisition of Dominion Textile, Inc. (October 1997);

        o Buckeye Technologies Inc.'s acquisition of Merfin International Inc. (March 1997);

        o  Polymer Group, Inc.'s acquisition of Fitesa North America (July
           1996); and

        o  Haefely Trench AG's acquisition of Holvis AG (May 1995).


      Lehman Brothers calculated the transaction value of the relevant transactions (calculated as the consideration offered for the common equity and short- and long-term debt, and subtracting its cash and cash equivalents), and applied it to certain historical financial criteria (including sales, EBITDA and EBIT) of the acquired business for the latest twelve months period.

      The appropriate multiple range for nonwovens assets, excluding the cogeneration assets, was determined to be 6.0x to 7.0x latest twelve months EBITDA and the appropriate multiple range for cogeneration assets was determined to be 4.0x to 5.0x 2000E EBITDA. This methodology yielded valuations for the nonwovens business that imply values ranging from approximately $250 million to approximately $305 million.

      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the nonwovens business and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the transaction that would affect the acquisition values of the nonwovens business and such acquired companies.

      Leveraged Acquisition Analysis. The leveraged acquisition analysis measures the price that would be attractive to a potential financial buyer based upon current market conditions. For this analysis, Lehman Brothers reviewed the financial projections of the nonwovens business and assumed the following in performing this analysis:

        o a capital structure comprised of approximately $230 million in senior debt;

        o an equity investment that would achieve a 20% to 30% rate of return over a five year period; and

        o  an exit multiple of 5.0x to 6.0x projected 2004 EBITDA.

      Based on these assumptions, the range of implied leveraged acquisition prices for the nonwovens business was approximately $260 million to approximately $280 million.

      Affordability Analysis. The affordability analysis measures the theoretical price that would be neither accretive nor dilutive to strategic buyers' earnings in fiscal year 2001. For this analysis, Lehman Brothers reviewed the financial projections of the nonwovens business and assumed the following in performing this analysis:

        - tax deductible goodwill with a 20-year amortization period for accounting purposes;

        - $0 to $10 million in pretax synergies;

        - 10% to 10.5% cost of debt; and

        - an effective tax rate of 35%.

Based on these assumptions, the range of prices for the nonwovens business was approximately $250 million to approximately $305 million.

        Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Dexter Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with Dexter and the nonwovens business and because its investment banking professionals have substantial experience in transactions comparable to the transaction.

        Lehman Brothers has previously rendered certain financial advisory and investment banking services to Dexter in connection with International Specialty Products' proposal to acquire Dexter and in connection with Dexter's pending sale of its specialty polymers business.

        In the ordinary course of its business, Lehman Brothers may actively trade in the debt and equity securities of Dexter for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

        The proposed nonwovens asset sale is expected to be accounted for as a discontinued business segment.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE NONWOVENS
ASSET SALE

        The following is a summary of certain United States federal income tax consequences to Dexter and Dexter's shareholders of the nonwovens asset sale. This discussion is for general information only and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein.

        The sale of the assets constituting the nonwovens business will be a taxable transaction to Dexter and certain of its selling affiliates for United States federal income tax purposes (as well as for state, local and foreign tax purposes). In general, Dexter and certain of its selling affiliates will recognize gains or losses on the sale of the assets constituting the nonwovens business equal to the difference, if any, between the amount realized by Dexter or its selling affiliate, as the case may be, from the sale of each asset less Dexter's or its selling affiliate's, as the case may be, adjusted tax basis in each such asset. The amount realized by Dexter or each selling affiliate, as the case may be, from each sale will equal the sum of the amount of money received by Dexter or each selling affiliate plus the amount of any liabilities of Dexter and its selling affiliates that are assumed by Ahlstrom in consideration for each such asset. Dexter and its selling affiliates expect to recognize gains and incur taxes with respect to the sales of assets constituting the nonwovens business.

        The sale of the assets constituting the nonwovens business will not be a taxable transaction for United States federal income tax purposes for the Dexter shareholders.

ANTITRUST

        DOMESTIC ANTITRUST COMPLIANCE

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, the asset sale may not be completed until certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied.

        On [month, day], 2000, Dexter filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the asset sale, and on [month, day], 2000, Ahlstrom filed a Notification and Report Form for Certain Mergers and Acquisitions ("HSR Form") in connection with the asset sale. Under the applicable provisions of the Hart-Scott-Rodino Act, Dexter and Ahlstrom may not consummate the asset sale until the expiration of the statutory waiting period, which began on the day both parties filed their respective HSR forms, unless the waiting period is terminated earlier by the Antitrust Division or a request for additional information is issued. The expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act is a condition to the completion of the asset sale.

        The Antitrust Division frequently scrutinizes the legality under the antitrust laws of transactions such as the asset sale. At any time before or after consummation of the asset sale, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the asset sale or seeking the divestiture of substantial assets of Dexter, Ahlstrom or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. While Dexter believes that the nonwovens asset sale raises no material antitrust issues, we can give no assurance that a challenge to the asset sale on antitrust grounds will not be made or, if such a challenge is made, that it would be unsuccessful.

        FOREIGN ANTITRUST COMPLIANCE

        The German Act Against Restraints of Competition prohibits Ahlstrom and Dexter from completing the asset sale until the transaction has been notified to and approved by the Federal Cartel Office. Upon receipt of the notification, the Cartel Office conducts a preliminary review with a maximum duration of one month. Upon conclusion of the preliminary review, the Cartel Office may either approve the transaction or initiate an in-depth review with a maximum duration of a total of four months from the receipt of the notification. The Cartel Office will open the in-depth review process if it deems it is necessary to determine whether the transaction is compatible with the Act Against Restraints of Competition.

        Ahlstrom and Dexter jointly filed the notification with the Cartel Office on [month, day], 2000. Dexter believes that the transaction will be approved during the preliminary review phase. However, we can give no assurance that the Cartel Office will not open an in-depth review to further examine the Act Against Restraints of Competition.


OTHER REGULATORY MATTERS

        Dexter and Ahlstrom conduct operations in a number of jurisdictions where other regulatory filings or approvals, including antitrust filings in other foreign countries, may be required or advisable in connection with the completion of the nonwovens asset sale. Dexter and Ahlstrom are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. Some of these filings may not be completed before the completion of the asset sale, and some of these approvals, which are not as a matter of practice required to be obtained before the effectiveness of the asset sale, may not be obtained before the closing.

APPRAISAL RIGHTS

        If section 33-831 of the Connecticut Business Corporation Act applies or were deemed to apply to the sale of the nonwovens assets, if Dexter were to sell "all, or substantially all" of its assets, it would trigger appraisal rights for holders of Dexter common stock. Dexter does not believe that appraisal rights attach to this transaction, because it does not believe that the sale of the nonwovens assets to Ahlstrom, individually or taken together with other announced divestitures by Dexter, constitutes a sale of "all, or substantially all" of Dexter's assets under Connecticut law. For additional information about the vote required to approve the nonwovens asset sale, see "The Dexter Special Meeting - Vote Required for Approval." If the sale of the nonwovens assets to Ahlstrom, individually or taken together with other announced divestitures by Dexter, were to constitute or be deemed to constitute a sale of "all, or substantially all" of Dexter's assets under Connecticut law, then holders of Dexter common stock would be entitled to appraisal rights under Connecticut law upon compliance with certain procedures prescribed by Connecticut law. Holders of Dexter common stock who would want to invoke their appraisal rights if they are determined to be applicable to the sale of the nonwovens assets should therefore follow the procedures described below.

        If the sale of the nonwovens assets, individually or taken together with other announced divestitures by Dexter, were to constitute or be deemed to constitute a sale of "all, or substantially all" of Dexter's assets under sections 33-855 through 33-872 of the Connecticut Business Corporation Act you would have a right to dissent from the asset sale, and can choose to be paid the fair value of your Dexter shares once the asset sale is completed, provided you follow the procedures outlined in the statute. The complete text of these sections is included in Annex C to this proxy statement.

        In the event appraisal rights are deemed applicable to the nonwovens asset sale and if you wish to exercise your dissenters' rights of appraisal or to preserve the right to do so, you should carefully review Annex C and seek the advice of counsel. If you do not comply with the deadlines and procedures specified in the Connecticut Business Corporation Act, you may lose your dissenters' rights of appraisal. To exercise these rights, you must satisfy each of the following conditions:

              o       you must not vote in favor of the asset sale; and

              o you must deliver to the Secretary of Dexter, before the vote on the asset sale at the special meeting, a written notice of your intent to demand payment of the fair value of your shares.

        You must deliver the notice of intent even if you submit a proxy or vote against the asset sale. Merely voting against, abstaining from voting or failing to vote in favor of adoption of the asset sale will not constitute a notice of intent to exercise dissenters' rights of appraisal under the Connecticut Business Corporation Act.

        If Dexter shareholders approve the asset sale at the special meeting and you meet the requirements above and dissenters' rights of appraisal are deemed applicable to the nonwovens asset sale, then Dexter will send you, within ten days of the approval of the nonwovens asset sale, a written dissenters' notice to be used to demand payment for your shares. The dissenters' notice must:

              o state where the payment demand must be sent and when and where certificates for certificated shares must be deposited;

              o inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              o supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the asset sale agreement and require that each shareholder asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

              o set a date by which Dexter must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the written dissenters' notice is delivered by Dexter; and

              o be accompanied by a copy of Sections 33-855 through 33-872 of the Connecticut Business Corporation Act (these are the sections that discuss dissenters' rights).

        Under Section 33-863(a) of the Connecticut Business Corporation Act, if you receive a dissenters' notice and wish to exercise your dissenters' rights of appraisal, you must:

              o       demand payment for your shares;

              o certify that you acquired beneficial ownership of your shares (generally, the right to vote or enter into an arrangement or agreement for the purpose of voting your shares, the right to acquire shares and the right to dispose of shares) before the date of the first announcement to the news media or to the shareholders of the terms of the asset purchase agreement as set forth in the dissenters' notice; and

              o deposit the certificate or certificates representing your shares in accordance with the terms of the dissenters' notice.

        If you are considering seeking dissenters' rights of appraisal, you should be aware that the fair value of your shares as determined under the applicable arovisions of the Connecticut Business Corporation Act could be greater than, the same as or less than the asset sale consideration.

        If appraisal rights are deemed applicable to the nonwovens asset sale, after Dexter receives a valid, timely and complete payment demand, or upon completion of the asset sale, Dexter will pay to each dissenting shareholder the amount it estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest, as provided in Section 33-865(a) of the Connecticut Business Corporation Act. That payment will be accompanied by:

              o Dexter's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

              o a statement of Dexter's estimate of the fair value of the shares;

              o an explanation of how the accrued interest was calculated;

              o a statement of the shareholders' right to demand payment under Section 33-868 of the Connecticut Business Corporation Act; and

              o a copy of Sections 33-855 through 33-872 of the Connecticut Business Corporation Act.

        If the asset sale does not take place within 60 days after the date set for demanding payment and depositing certificates representing dissenting shareholders' shares, Dexter will return the deposited certificates and release any transfer restrictions that may have been imposed on uncertificated shares. If the asset sale is completed after the return of the deposited shares and the release of transfer restrictions, Dexter will send a new dissenters' notice and repeat the payment-demand procedure.

        Under Section 33-868 of the Connecticut Business Corporation Act, you may send to Dexter your own estimate of the fair value of your shares and the amount of any interest due, and demand payment of the difference between your estimate and the amount paid, if any, by Dexter in the following cases:

        o if you believe that the amount paid by Dexter is less than the fair value of your shares or that the interest due is incorrectly calculated;

        o if Dexter fails to make payment within 60 days after the date set in the dissenters' notice for demanding payment (except if the payment is withheld to holders of shares who acquired the shares after the announcement of the asset sale); or

        o if the asset sale is not completed, and Dexter does not return the deposited certificates or release any transfer restrictions imposed on uncertificated shares within 60 days after the date set in the dissenters' notice for demanding payment.

        If you do not demand payment of the difference between your estimate of the fair value of your shares, plus interest, and the amount paid by Dexter within 30 days after Dexter made or offered to make that payment, you will lose your right to demand payment of any such difference.

        Under Sections 33-871(a) and (b) of the Connecticut Business Corporation Act, if your demand for payment of your estimate remains unsettled, Dexter will commence a proceeding within 60 days after receipt of your demand for payment and petition the Connecticut superior court for the judicial district where Dexter's principal office is located to determine the fair value of your shares and accrued interest. If Dexter does not timely commence this proceeding, Dexter must pay you the unsettled amount that you demanded.

        If this proceeding takes place, Dexter will make all dissenting shareholders whose demands remain unsettled (even if they are not residents of Connecticut) parties to the proceeding, and all parties will be served with a copy of the petition. The court may appoint appraisers who will receive evidence and recommend a decision on the question of fair value. If the court finds that the amount Dexter paid is less than the fair value of a dissenting shareholder's shares, plus accrued interest, the court will order Dexter to pay the difference to the dissenting shareholder.

        The court will determine all costs of the proceeding, including the reasonable compensation and expenses of court-appointed appraisers. Dexter generally will pay these costs, but the court may order the dissenting shareholders to pay some of them, in amounts the court finds equitable, if the court finds that the shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

        If you give notice of your intent to demand dissenters' rights for your shares under the applicable provisions of the Connecticut Business Corporation Act but fail to return the dissenters' notice or withdraw or lose your right to demand payment, your shares will be converted into the right to receive the cash consideration in the asset sale.

        The foregoing is only a summary of the applicable provisions of the Connecticut Business Corporation Act and is qualified in its entirety by reference to the full text of such provisions, which is included in Annex C.




                   THE NONWOVENS ASSET PURCHASE AGREEMENT

        We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

FORM OF ASSET SALE

        If all of the conditions to the asset sale are satisfied or waived in accordance with the asset purchase agreement, Dexter will sell the property and assets used in connection with Dexter's nonwovens business, as described in the asset purchase agreement, and Ahlstrom will buy such property and assets and assume the liabilities in connection with Dexter's nonwovens business, as described in the asset purchase agreement.

CONSIDERATION FOR THE ASSETS

        The aggregate consideration Dexter will receive from Ahlstrom for the asset sale will consist of (i) the assumption by Ahlstrom of, and indemnification of Dexter by Ahlstrom with respect to, the liabilities in connection with Dexter's nonwovens business and (ii) the payment or delivery by Ahlstrom to Dexter of $275 million in cash, of which $10 million shall be set aside in an escrow account (the net amount of which shall payable nine months after the effective time), which amount shall be subject to a post closing adjustment.

        In the case of any contracts or leases in connection with the nonwovens business which are not by their terms assignable or which require the consent of a third party in connection with the transaction contemplated by the asset purchase agreement, Dexter agrees to use reasonable efforts to cause such assignment or to procure such consent. In those cases where consents have not been obtained to the assignment of such contracts or leases, Dexter will, at Ahlstrom's request, take all reasonable steps to provide Ahlstrom with the benefit of such contracts or leases, as if such contract or lease had been assigned to Ahlstrom. This requirement will not affect the right of Ahlstrom not to consummate the transactions contemplated by the asset purchase agreement if the conditions to their obligations have not otherwise been fulfilled.

POST CLOSING ADJUSTMENT

        Within 45 days following the effective time, Dexter will prepare and deliver a balance sheet of the nonwovens business as of the closing date - the preliminary closing date balance sheet - which will set forth the net asset value of the nonwovens business, present the consolidated financial position of the nonwovens business as of the closing date and be in conformity with generally accepted accounting principles applied on a basis consistent with the nonwovens balance sheet as of March 31, 2000 - the nonwovens balance sheet - a copy of which is an exhibit to the asset purchase agreement. The preliminary closing date balance sheet will be accompanied by a report of Dexter's independent public accountants, PricewaterhouseCoopers LLP. Ahlstrom will have a 15 day period within which to object and to notify Dexter of any objections in writing. Any such objections by Ahlstrom will be resolved according to procedures delineated in the asset purchase agreement. The resulting balance sheet - the closing date balance sheet - shall determine the post-closing adjustment of the purchase price.

        If the amount of the net asset value reflected in the closing date balance sheet is less than the amount of the target net asset value provided in the asset purchase agreement, then the purchase price will be reduced by the amount of such deficit. If the amount of the net asset value as reflected in the closing date balance sheet exceeds the amount of the target net asset value, then the purchase price will be increased by the amount of such excess. Any such post-closing adjustment will be paid by wire transfer of immediately available funds within 2 business days after the closing date balance sheet becomes final and binding on the parties. If the post-closing adjustment exceeds $100,000, interest will be paid on the amount of the adjustment from the closing date to the date of payment at the rate prescribed by J.P. Morgan & Company Incorporated as its "prime rate" on the closing date.

        All amounts owed by any of the nonwovens subsidiaries to Dexter or any of its subsidiaries or owed by Dexter or any of its subsidiaries to any of the nonwovens subsidiaries will be fully settled between Dexter and Ahlstrom within 30 days of the closing date. Dexter and Ahlstrom will each be responsible for settling such amounts owed by their respective subsidiaries.


REPRESENTATIONS AND WARRANTIES

        In the asset purchase agreement, Dexter and Ahlstrom make representations and warranties to each other about their respective companies with respect to, among other things:

        o their organization, existence, good standing, corporate power, subsidiaries, and similar corporate matters;

        o their authorization, execution, delivery and performance under and the enforceability of the asset purchase agreement and related matters;

        o the absence of violations or defaults under their certificates of incorporation and bylaws and laws and, in the case of Dexter, certain other agreements as a result of the contemplated transaction; and

        o the absence of any brokerage fee in connection with the transaction except with respect to Lehman Brothers Inc. in the case of Dexter and Donaldson, Lufkin & Jenrette Securities Corporation in the case of Ahlstrom.

        In addition, Dexter makes representations and warranties in the asset purchase agreement with respect to:

        o      the capitalization of each of the nonwovens subsidiaries;

        o      its equity investments which are nonwovens assets;

        o the consistent preparation of nonwovens financial statements in accordance with generally accepted accounting principles;

        o the absence of undisclosed liabilities required to be disclosed under generally accepted accounting principles;

        o the absence of any material adverse effect or any condition which could reasonably be expected to cause a material adverse effect;

        o good and valid title to all the nonwovens assets and good and marketable title to all the nonwovens real property;

        o the full force and effectiveness of and absence of default under each listed contract and the absence of any default under each listed lease relating to the nonwovens business;

        o      intellectual property matters;

        o      the absence of legal proceedings;

        o      employee benefit matters;

        o      the assets necessary to the nonwovens business;

        o the validity and sufficiency of all governmental and other third party permits necessary to operate the business of the nonwovens business and that the nonwovens business is being conducted in material compliance with all applicable laws of governmental entities;

        o the absence of any untrue statement of a material fact contained in the representations and warranties and other writings furnished by Dexter to Ahlstrom;

        o      the genuineness of notes and accounts receivable;

        o      tax matters;

        o      insurance matters; and

        o      environmental matters.

        Ahlstrom also represents and warrants that it will have sufficient cash resources to pay the purchase price.

COVENANTS IN THE NONWOVENS ASSET PURCHASE AGREEMENT

        Conduct of Business by Dexter.

        Dexter has agreed that, prior to the effective time, it will not, subject to certain exceptions, take certain actions without the prior written consent of Ahlstrom, unless such actions are expressly permitted by the asset purchase agreement, or are taken in the ordinary course of business. Subject to certain exceptions, Dexter has agreed to the following with respect to itself and, where applicable, its subsidiaries:

        o Conduct of Operations. To conduct the nonwovens business only in the ordinary and usual course of business consistent with past practice, including to keep available the services of the certain nonwovens employees who are directors, managers or vice presidents, and to maintain significant business relationships.

        o Indebtedness. Not to permit the nonwovens business or any nonwovens subsidiary to create or assume any debt.

        o Prevention of Certain Events. Not to permit the nonwovens business or any nonwovens subsidiary outside the ordinary course of business, from increasing compensation to its employees, pay any employee benefits not covered by an existing plan, commit itself to additional employee benefit plans or to amend or terminate any existing plans.

        o Insurance. Not to permit the nonwovens business or any nonwovens subsidiary to cancel or terminate any of its insurance policies relating to the nonwovens assets or nonwovens liabilities.

        o Assets. Not to permit the nonwovens business or any nonwovens subsidiary to sell any of the nonwovens assets having a sales price in excess of $50,000 individually or in the aggregate or encumbering any nonwovens assets.

        o Intellectual Property. Not to permit the nonwovens business or any nonwovens subsidiary to sell, transfer, license or dispose of any of the nonwovens intellectual property.

        o Contracts. Not to permit the nonwovens business or any nonwovens subsidiary to enter into agreements or contracts or terminate contracts relating to the nonwovens business.

        o Capital Expenditures. Not to permit the nonwovens business or any nonwovens subsidiary to make any capital expenditures of $400,000 or more, other than is contemplated by the Dexter capital plan, individually or in the aggregate.

        o Governing Documents. Not to permit the nonwovens business or any nonwovens subsidiary to amend its charter documents in a way that adversely affects the transactions contemplated by the asset purchase agreement.

        o Accounting Methods. Not to permit the nonwovens business or any nonwovens subsidiary to change the accounting principles unless required by generally accepted accounting principles.

        Current Information.

        Dexter has agreed that a Dexter representative will consult as requested by Ahlstrom on a regular basis with one or more designated representatives of Ahlstrom to discuss the general status of ongoing operations of the nonwovens business during the period until the effective time, and will promptly notify Ahlstrom of any actual or potential material adverse effect or significant change in the normal course of business or operations of the nonwovens business.

        Access to Information.

        Dexter has agreed that, during the period until the effective time, Dexter will give to Ahlstrom and its authorized representatives access to and permission to inspect all plants and properties used in the nonwovens business and to the nonwovens books and records, and will furnish Ahlstrom with such financial information as Ahlstrom may reasonably request.

        Ahlstrom has agreed to cause it employees, officers, directors, representatives, consultants and advisors to maintain the terms of the Confidentiality Agreement, dated March 16, 2000, between Dexter and Ahlstrom.

        Expenses.

        Dexter and Ahlstrom have agreed that, regardless of whether the transactions contemplated by the asset purchase agreement are consummated, all costs and expenses incurred in connection with the asset purchase agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that if the asset purchase agreement is terminated for any reason other than a breach by Ahlstrom, Dexter is to reimburse Ahlstrom for up to $2 million in out of pocket expenses.

        Reasonable Best Efforts.

        Dexter and Ahlstrom have agreed that each of them will act in good faith and use reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the asset purchase agreement as soon as practicable.

        Dexter and Ahlstrom have agreed to keep the other reasonably apprized of the status of matters relating to the completion of the transactions contemplated by the asset purchase agreement.

        Further Assurances.

        Dexter and Ahlstrom have agreed, from time to time, at their own expense, to execute and deliver documents reasonably requested by the other party in order to more effectively consummate the transactions contemplated by the asset purchase agreement.

        Disclosure Supplements.

        Dexter has agreed that, during the period prior to the effective time, Dexter will promptly supplement or amend the schedules to the asset purchase agreement with respect to any matter arising which, if existing or occurring at or prior to the date of the asset purchase agreement, would have been required to be set forth on such schedules or which is necessary to correct any information given by Dexter which has been rendered inaccurate.

        Public Announcements.

        Ahlstrom and Dexter agree not to make any public announcements or respond to any press inquiry with respect to the asset purchase agreement and the transactions contemplated thereby without first getting the other party's approval.

        Sales and Transfer Taxes and Fees.

        Dexter and Ahlstrom agree that all sales and transfer taxes and related fees incurred in connection with the asset purchase agreement and the transactions contemplated thereby (other than the sale of any of the nonwovens assets by Dexter Specialty Materials Limited) will be borne one-half by Dexter and one-half by Ahlstrom, and that any sales and transfer taxes and related fees incurred in connection with the sale of any of the nonwovens assets by Dexter Specialty Materials Limited will be borne solely by Ahlstrom. Ahlstrom will file all necessary tax returns and other documentation with respect to all such sales, transfer and recording taxes and fees.

        Noncompetition.

         Dexter agrees that for a period of 5 years from the closing date, it will not, and will cause its affiliates not to, compete with the nonwovens business anywhere in the world. Dexter also covenants that after the closing date, it will not disclose any confidential information relating to the nonwovens business. Other than general advertisements not targeted at employees hired by Ahlstrom or its affiliates pursuant to the asset purchase agreement, for a period of two years from the closing date Dexter will not solicit the employment of any employees hired by Ahlstrom or its affiliates.

        No Solicitation.

        Dexter agrees, and agrees to cause its subsidiaries and the officers, directors, agents and advisors of Dexter and its subsidiaries, neither to initiate nor engage in any negotiations concerning any nonwovens acquisition proposal, and to notify Ahlstrom within 24 hours of any such proposals received by any of its representatives indicating the name of such person and the material terms and conditions of any offers or proposals. Neither Dexter's board nor any committee thereof will approve, recommend or propose to recommend any nonwovens acquisition proposal, cause Dexter to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreements with respect to any nonwovens acquisition proposal or withdraw or modify in a manner adverse to Ahlstrom, or fail to make, the recommendation to Dexter's shareholders that they vote in favor of shareholder approval.

        Shareholder Approval.

        At the request of Ahlstrom and for the avoidance of doubt and uncertainty on Ahlstrom's part concerning threatened claims against Dexter and its board of directors, Dexter will take all action necessary to duly convene a meeting of Dexter's shareholders in order to obtain shareholder approval as promptly as is practicable.

        Proxy Statement.

        Dexter has agreed to prepare and file the preliminary proxy statement and other proxy solicitation materials and endeavor to promptly respond to any comments of the SEC. Dexter has further agreed to provide Ahlstrom with an opportunity to comment on any proposed filings.

BENEFIT MATTERS

        At the effective time, each nonwovens employee employed by Dexter in the nonwovens business will cease to be a Dexter employee and will be offered employment by Ahlstrom. Until December 31, 2001, Ahlstrom will provide such nonwovens employees with employee benefit arrangements no less favorable than those in effect immediately before the asset sale, provided that Ahlstrom will not continue benefits comparable to Dexter's post-retirement welfare benefits referred to below.

        Ahlstrom will give the nonwovens employees full credit for service with Dexter or any subsidiary of Dexter prior to the effective time for purposes of eligibility and vesting (but not for purposes of benefit accrual). Ahlstrom will waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under the medical and life insurance plans in which the nonwovens employees may be eligible to participate. Ahlstrom will provide credit for any co-payments and deductibles paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements.

        Dexter will remain responsible for, and will indemnify and hold Ahlstrom harmless against, any and all claims relating to or arising out of any of its employee benefit plans existing prior to the effective time. Ahlstrom will be responsible for any and all claims relating to or arising out of any of Ahlstrom's employee benefit arrangements or obligations thereunder accrued after the effective time.

        Assumption of Plans.

        Effective as of the effective time, Ahlstrom will establish or designate a defined contribution plan and trust intended to qualify under
Section 401(a) and Section 501(a) of the Code, respectively - the Ahlstrom Savings Plan. As soon as practicable following the receipt by Dexter of a favorable determination letter from the IRS regarding the qualified status of the Ahlstrom Savings Plan and the receipt by Ahlstrom of a favorable determination letter from the IRS regarding the qualified status of the ESPRIT Plan, Dexter will transfer, in a lump sum, the cash value of the account balances under the ESPRIT Plan in respect of nonwovens employees. Upon such transfer, the Ahlstrom Savings Plan will assume liability to pay benefits in the amounts so transferred, as such amounts may be increased or decreased thereafter, in accordance with and subject to the provisions of the Ahlstrom Savings Plan. Prior to the date of the transfer of the cash value of account balances as contemplated by this paragraph, Dexter will contribute to the trustee of the ESPRIT Plan an amount equal to 10% of the aggregate Compensation (as defined in the ESPRIT Plan and prorated for such portion of the ESPRIT Plan year preceding the effective time) of each nonwovens employee who is a participant in the ESPRIT Plan as of immediately prior to the effective time. Pending such transfer, the nonwovens employees will have all of the same rights, features and options with respect to their account balances in the ESPRIT Plan as active employees under such plan(s) except for the right to additional contributions. The parties will cooperate in the filing of the documents required by the transfer of assets and liabilities. Notwithstanding anything contained in the asset purchase agreement to the contrary, no such transfer will take place until the 31st day following the filing of all required Forms 5310-A in connection therewith, subject to confirmation that this form is required to be filed.

        Dexter will retain and be responsible for, and Dexter will indemnify and hold harmless Ahlstrom against, any and all claims, losses, damages, costs and expenses with respect to post-retirement welfare benefits to which any nonwovens employee or any former employee of the nonwovens business is currently entitled or may become entitled after the effective time under the Dexter's post-retirement welfare benefit program. Ahlstrom will provide such information as Dexter or its designee may reasonably request, from time to time, in connection with the administration of Dexter's post-retirement welfare benefit program.

        Ahlstrom will assume all liabilities and obligations of Dexter with respect to the nonwovens employees arising under (i) the Dexter Corporation Special Severance Plan, (ii) the pay-to-stay arrangements and (iii) the severance agreements to provide continuation of "Employee Benefits" that are welfare benefits.

        Dexter will be fully responsible for any benefits in the nature of severance pay due to any nonwovens employee who does not accept an offer of employment. The severance benefits provided by Ahlstrom to any nonwovens employee whose employment with Ahlstrom is involuntarily terminated (other than for cause) by Ahlstrom or an Ahlstrom subsidiary within twelve months following the effective time will not be less favorable than the severance benefits that a nonwovens employee would have been entitled to had his or her employment been terminated by Dexter or a nonwovens subsidiary immediately prior to the effective time, except in a case where the nonwovens employee immediately prior to the effective time is either a party to a severance agreement or a participant in the Dexter Corporation Special Severance Plan.

        To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (hereinafter referred to collectively as "WARN Obligations") as a consequence of the transactions contemplated by the asset purchase agreement, Dexter will be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the effective time, and Ahlstrom will be responsible for any WARN Obligations arising as a result of any employment losses occurring after the effective time.

CLOSING CONDITIONS

        The nonwovens asset purchase agreement contains certain conditions to the parties' obligations to complete the asset sale. The parties will not be obligated to complete the asset sale unless at or before the time the asset sale becomes effective:

        o Hart-Scott-Rodino Act. Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated.

        o Necessary Filings. Any necessary filings and permits, inside the United States and with any governmental entities outside the United States shall have been made, approved and cleared.

        o Legality. No law or government order prohibits the consummation of the asset sale substantially on the terms of the asset purchase agreement.

        Dexter shall not be obligated to complete the nonwovens asset sale unless:

        o Representations and Warranties. The representations and warranties of Ahlstrom contained in the asset purchase agreement that are qualified by materiality or material adverse effect are true and correct as of the time the asset sale becomes effective (other than those which speak as of a different date, which must be true and correct as of that date).

        o Agreements and Obligations. Ahlstrom has performed and complied in all material respects with all agreements and obligations required by the asset purchase agreement to be performed and complied with by it on or prior to the closing date.

        o Certificate. Ahlstrom has furnished a certificate of an executive officer of Ahlstrom to evidence compliance with the conditions set forth in the asset purchase agreement.

        o Legal Opinion. Dexter has received one or more opinions, addressed to it and dated the closing date, from counsel to Ahlstrom, reasonably satisfactory to Dexter.

        Ahlstrom shall not be obligated to complete the asset sale unless:

        o Representations and Warranties. The representations and warranties of Dexter contained in the asset purchase agreement that are qualified by materiality or material adverse effect are true and correct as of the time the asset sale becomes effective (other than those which speak as of a different date, which must be true and correct as of that date).

        o Agreements and Obligations. Dexter has performed and complied in all material respects with all agreements and obligations required by the asset purchase agreement to be performed and complied with by it on or prior to the closing date.

        o Certificate. Dexter has furnished a certificate of an executive officer of Dexter to evidence compliance with the conditions of the asset purchase agreement.

        o Shareholder Approval. The nonwovens asset sale has been approved by at least two-thirds of the voting power of all outstanding shares of common stock of Dexter.

        o Legal Opinion. Ahlstrom has received one or more opinions, addressed to it and dated the closing date, from counsel to Dexter, reasonably satisfactory to Ahlstrom.

        o Assignment of Contract and Leases. Each of the nonwovens contracts and leases will have been duly assigned or otherwise transferred to Ahlstrom.

        o FIRPTA Certificate. Dexter has delivered to Ahlstrom a certificate in accordance with the Foreign Investment in Real Property Tax Act.

TAX MATTERS

        Ahlstrom has agreed to timely prepare and file all income tax returns (other than any consolidated income tax returns) required to be filed for the nonwovens subsidiaries after the effective time, and will pay all income taxes due with respect to such returns. Dexter has agreed to timely prepare and file all consolidated income tax returns of Dexter and its affiliates with respect to the nonwovens business and all other income tax returns with respect to the nonwovens business that are required to be filed on or before the effective time, and will pay all income taxes due with respect to such returns.

        Dexter has agreed to indemnify Ahlstrom against all liability for income taxes imposed in connection with the nonwovens assets or the nonwovens business with respect to any taxable period prior to the effective time, income taxes in connection with any business of Dexter other than the nonwovens business, and income taxes incurred as a result of any other transaction undertaken by Dexter, including the liquidation and dissolution of Dexter. Dexter will not indemnify Ahlstrom for any taxes included in the nonwovens liabilities and taken into account in preparing the closing date balance sheet.

        Dexter has agreed to indemnify Ahlstrom against all income taxes, expenses or other losses arising out of the failure of Dexter to perform any of the agreements it is required to perform. Ahlstrom agrees to indemnify Dexter against all taxes, expenses or other losses arising out of the failure by Ahlstrom to perform any of the agreements it is required to perform.

TERMINATION

        Dexter and Ahlstrom may mutually agree to terminate the asset purchase agreement prior to the effective time the asset sale becomes effective. In addition either company may terminate the asset purchase agreement if specified events do not occur. These include:

        o if the conditions set forth in the asset purchase agreement have not been satisfied or waived by October 31, 2000;

        o if a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the asset sale substantially on the terms contemplated by the asset purchase agreement;

        o if an order, decree, ruling or injunction has been entered permanently restraining, enjoining or prohibiting the consummation of the asset sale substantially on the terms contemplated by the asset purchase agreement, provided the terminating party has used its reasonable best efforts to remove such order, decree, ruling or injunction;

        o if there has been a material violation or breach by the other party of any agreement, representation or warranty contained in the asset purchase agreement that has rendered the satisfaction of any condition to the obligations of the terminating party impossible and such violation or breach has not been waived by the terminating party; and

        o if the Dexter shareholders vote against approval of the asset sale.

TERMINATION FEE; EXPENSE REIMBURSEMENT

        Dexter will pay Ahlstrom a termination fee of $8 million if prior to receipt of Dexter shareholder approval a "specified Dexter acquisition proposal" is publicly announced, and after such announcement the nonwovens asset purchase agreement is terminated, and, within twelve months of termination of the nonwovens asset purchase agreement, Dexter enters into an agreement for or completes an alternative transaction as a result of which Dexter shareholders would be entitled to receive, or would receive, aggregate consideration with a fair market value exceeding $45 per share.

        Upon any termination of the nonwovens asset purchase agreement (other than due to a breach by Ahlstrom) Dexter has agreed to promptly reimburse Ahlstrom for its out-of-pocket expenses incurred in connection with the nonwovens asset purchase agreement up to a maximum of $2 million.

INDEMNIFICATION

        Dexter has agreed to indemnify Ahlstrom in the event of breach of any of the representations, warranties or covenants of Dexter and its subsidiaries contained in the asset purchase agreement or in any certificate delivered by Dexter pursuant to the asset purchase agreement from and against all resulting damages in excess of $250,000 in the aggregate that Ahlstrom suffers, provided that any indemnity with respect to income taxes will be governed by the tax provisions of the asset purchase agreement. Dexter has also agreed to indemnify Ahlstrom for certain environmental claims existing prior to the closing and relating to the nonwovens business and certain non-income tax claims relating to the nonwovens business for taxable periods or portions thereof ending on or before the effective time.

        Ahlstrom has agreed to indemnify Dexter in the event of breach of any of the representations, warranties or covenants of Ahlstrom and its subsidiaries contained in the asset purchase agreement or in any certificate delivered by Ahlstrom pursuant to the asset purchase agreement from and against all resulting damages in excess of $250,000 in the aggregate that Dexter suffers.

        The representations and warranties made in the nonwovens asset purchase agreement survive for nine months after the time the nonwovens asset sale becomes effective.

AMENDMENT

        At any time before the asset sale becomes effective, the parties may amend, modify or supplement the asset purchase agreement by mutual written consent.

WAIVER OF COMPLIANCE

        The failure of either of the parties to comply with its obligations may be waived in writing by the party entitled to the benefits of such obligation, provided, however, that such waiver will not constitute a waiver of any subsequent failure.

ASSIGNMENT

        The asset purchase agreement is assignable only with the prior written consent of the other party, provided that Ahlstrom may assign its rights to purchase the nonwovens assets to one or more of its wholly owned subsidiaries.




                       BENEFICIAL OWNERSHIP OF STOCK

        The following table sets forth information, as of May 15, 2000, with respect to the beneficial ownership of shares of the common stock of Dexter by (1) beneficial owners of more than five percent of Dexter common stock, (2) each director and nominee for director of Dexter, (3) each of the executive officers named in the summary compensation table in Dexter's 2000 proxy statement, and (4) all directors, nominees and executive officers of Dexter as a group. Such beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares of such common stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                                   SHARES OF
                                                                 COMMON STOCK         PERCENTAGE OF
                                                                 BENEFICIALLY          COMMON STOCK
Shareholders:                                                      OWNED(1)           OUTSTANDING(1)
                                                                 ------------         --------------
ISP OPCO Holdings Inc. and related entities,
    1361 Alps Road, Wayne, New Jersey 07470................         2,299,200            9.91(2)
FMR Corp., 82 Devonshire Street, Boston,
    Massachusetts 02109  (Fidelity Managed Funds)..........         1,703,300            7.34(3)
Mary K. Coffin, c/o Dexter Corporation, One Elm Street,
    Windsor Locks, Connecticut 06096.......................         1,290,000            5.56(4)

Directors, Nominees and Executive Officers:
K. Grahame Walker..........................................           275,496               *
Kathleen Burdett...........................................            80,259               *
David G. Gordon............................................            60,009               *
John D. Thompson...........................................            47,444               *
Bruce H. Beatt.............................................            43,845               *
Charles H. Curl............................................             4,569               *
Henrietta Holsman Fore.....................................             5,995               *
Bernard M. Fox.............................................             5,388               *
Robert M. Furek............................................             4,898               *
Martha Clark Goss..........................................             4,471               *
Edgar G. Hotard............................................             3,513               *
Peter G. Kelly.............................................             8,521               *
Jean-Francois Saglio.......................................             3,582               *
George M. Whitesides.......................................             4,573               *
All Directors, Nominees and Executive Officers
as a Group (22 persons)....................................           729,793             3.15%
----------

(1) The shares reported above as beneficially owned by the following persons include vested stock options granted under Dexter's stock option plans. The shares reported above also include shares of restricted stock issued to the following persons pursuant to the 1994 Long Term Incentive Plan (the "1994 Plan") and the 1999 Long Term Incentive Plan ("the "1999 Plan") as more fully described above under the heading "Long Term Incentive Plan -- Awards in Last Fiscal Year":
    K. Grahame Walker -- 51,434; Kathleen Burdett -- 21,142; David G. Gordon -- 11,460; John D. Thompson -- 14,976; Bruce H. Beatt -- 13,972; and "All Directors, Nominees and Executive Officers as a Group" -- 171,233. Shares of restricted stock issued pursuant to the 1994 Plan and the 1999 Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of common stock of less than 1% are indicated by an asterisk.

(2) Share holding as of May 24, 2000, as reported on Amendment No. 13 to the
    Schedule 13D filed by such shareholder.

(3) Share holdings as of December 31, 1999, as reported on the Schedule 13G most recently filed by such shareholder.

(4) Of the 1,290,000 shares shown in the table as owned by Mary K. Coffin, 990,000 are held by Fleet Bank, N.A., trustee of a trust the beneficiary of which is Dexter D. Coffin, Jr. Mary K. Coffin is a trustee of this trust and shares the power to vote and dispose of shares owned by the trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. The remaining shares shown in the table are held by Mary K. Coffin through a living trust.

        As of December 31, 1999, two of Dexter's directors beneficially owned shares of common stock of Life Technologies, Inc., a Dexter subsidiary. Peter G. Kelly owned 4,500 shares, which consists of 4,500 shares of common stock which Mr. Kelly may acquire upon the exercise of the stock options. George M. Whitesides owned 4,650 shares, which consists of 150 shares of common stock owned by Dr. Whitesides and 4,500 shares of common stock which Dr. Whitesides may acquire upon the exercise of stock options. Mr. Kelly and Dr. Whitesides each own less than one percent of the outstanding common stock of Life Technologies, Inc.

                               OTHER MATTERS

        The Board of Directors of the Company is not aware of any matters, other than the aforementioned matters, that will be presented for consideration at the special meeting. If other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

                         PROPOSALS OF SHAREHOLDERS

        In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, by February 2, 2001.

        Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the principal executive offices during the period from February 25, 2001 through April 16, 2001, unless next year's annual meeting is called for a date prior to April 16, 2001, in which case notice must be received within fifteen days of when notice of the annual meeting is given.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE ASSET SALE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [MONTH, DAY], 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THE PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By order of the Board of Directors,
Dexter Corporation
Bruce H. Beatt
Secretary




                             DEXTER CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE SPECIAL MEETING TO BE HELD ON [MONTH, DAY], 2000.

        K. Grahame Walker, George M. Whitesides and Bernard M. Fox, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Special Meeting of Shareholders of Dexter Corporation, to be held on [weekday], [month, day], 2000, at [time], local time, at [location], and at any adjournment or postponement thereof, upon the matters set forth in the Dexter Corporation Proxy Statement and upon such other matters as may properly come before the Special Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Special Meeting. If you specify a different choice on the proxy card, your shares will be voted as specified.

        Signing and dating Dexter's proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on such other proxy card.

PROPOSAL (1) APPROVAL OF ASSET SALE.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                        (continued on reverse side)




                               (Reverse Side)

[X]     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 1


(1)     APPROVAL OF THE NONWOVENS ASSET SALE          FOR    AGAINST   ABSTAIN

        (see reverse side)                           [ ]      [ ]        [ ]








I plan to attend the meeting. [ ]

SIGNATURE(S):
___________________________                         Date: ______________, 2000
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the Special Meeting of Shareholders of Dexter Corporation and any adjournment or postponement thereof.





                                                                  ANNEX A

                          ASSET PURCHASE AGREEMENT


                                  BETWEEN


                             DEXTER CORPORATION


                                    AND


                          AHLSTROM PAPER GROUP OY




                         Dated as of June 20, 2000





                                 ARTICLE I

                            CERTAIN DEFINITIONS

      1.1   "affiliate"......................................................1

      1.2   "APBO"...........................................................1

      1.3   "Authorizations".................................................1

      1.4   "Bill of Sale"...................................................1

      1.5   "business day"...................................................2

      1.6   "Buyer Savings Plan".............................................2

      1.7   "Closing"........................................................2

      1.8   "Closing Date"...................................................2

      1.9   "Code"...........................................................2

      1.10  "Consolidated Income Tax Returns"................................2

      1.11  "Consideration"..................................................2

      1.12  "Damages"........................................................2

      1.13  "Department of Justice"..........................................2

      1.14  "Dexter Acquisition Proposal"....................................2

      1.15  "Dexter Acquisition Transaction".................................2

      1.16  "Draft Allocation"...............................................3

      1.17  "Effective Time".................................................3

      1.18  "Environmental Claim"............................................3

      1.19  "Environmental Law"..............................................3

      1.20  "Environmental Permits"..........................................3

      1.21  "ERISA"..........................................................3

      1.22  "ERISA Affiliate"................................................3

      1.23  "Escrow Amount"..................................................3

      1.24  "Excluded Assets"................................................3

      1.25  "Excluded Liabilities"...........................................3

      1.26  "Final Allocation"...............................................3

      1.27  "Foreign Acquisition Agreement"..................................3

      1.28  "Foreign Nonwovens Subsidiaries".................................4

      1.29  "FTC"............................................................4

      1.30  "GAAP"...........................................................4

      1.31  "Governmental Entity"............................................4

      1.32  "Hazardous Materials"............................................4

      1.33  "Indebtedness"...................................................4

      1.34  "Independent Accountants"........................................4

      1.35  "Intercompany Accounts"..........................................4

      1.36  "Law"............................................................4

      1.37  "Lien"...........................................................4

      1.38  "Material Adverse Effect"........................................4

      1.39  "Net Asset Value"................................................4

      1.40  "Nonwovens Acquisition Proposal".................................4

      1.41  "Nonwovens Assets"...............................................5

      1.42  "Nonwovens Balance Sheet"........................................5

      1.43  "Nonwovens Bank Accounts"........................................6

      1.44  "Nonwovens Books and Records"....................................6

      1.45  "Nonwovens Business".............................................6

      1.46  "Nonwovens Contracts"............................................6

      1.47  "Nonwovens Employees"............................................6

      1.48  "Nonwovens Financial Statements".................................6

      1.49  "Nonwovens Intellectual Property"................................6

      1.50  "Nonwovens Intellectual Property Licenses".......................7

      1.51  "Nonwovens Inventory"............................................7

      1.52  "Nonwovens Leases"...............................................7

      1.53  "Nonwovens Liabilities"..........................................7

      1.54  "Nonwovens Real Properties"......................................8

      1.55  "Nonwovens Subject Subsidiaries".................................8

      1.56  "Nonwovens Subsidiaries".........................................8

      1.57  "Permitted Exceptions"...........................................8

      1.58  "person".........................................................8

      1.59  "Plans"..........................................................8

      1.60  "Preliminary Closing Date Balance Sheet".........................8

      1.61  "Potential Grow-In Employees"....................................8

      1.62  "Proxy Materials"................................................8

      1.63  "Purchase Price".................................................9

      1.64  "Shareholder Approval"...........................................9

      1.65  "Specified Dexter Acquisition Proposal"..........................9

      1.66  "subsidiary".....................................................9

      1.67  "Target Net Asset Value".........................................9

      1.68  "Tax Indemnified Party"..........................................9

      1.69  "Tax Indemnifying Party".........................................9

      1.70  "Tax Third Party Claim"..........................................9

      1.71  "Taxes"..........................................................9

      1.72  "Transferred Employees"..........................................9

      1.73  "Undertaking and Indemnity Agreement"............................9

      1.74  "Vested Eligible Employees"......................................9

      1.75  "WARN"...........................................................9

      1.76  "WARN Obligations"...............................................9

                                 ARTICLE II

                                THE CLOSING

      2.1   Time and Place of Closing.......................................10

      2.2   Purchase and Sale of the Nonwovens Assets.......................10

      2.3   Consideration for the Assets; Nonassignable Contracts and
            Leases..........................................................10

      2.4   Deliveries by the Seller........................................11

      2.5   Delivery by the Buyer...........................................12

      2.6   Post-Closing Adjustment.........................................12

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

      3.1   Organization; Qualification.....................................14

      3.2   Capital Stock...................................................14

      3.3   Equity Investments..............................................15

      3.4   Authority Relative to this Agreement............................15

      3.5   No Violation....................................................15

      3.6   Financial Statements............................................16

      3.7   Absence of Undisclosed Liabilities..............................16

      3.8   Absence of Certain Changes or Events............................17

      3.9   Title and Related Matters.......................................17

      3.10  Contracts.......................................................17

      3.11  Leases..........................................................18

      3.12  Intellectual Property...........................................18

      3.13  Legal Proceedings, etc..........................................19

      3.14  Employee Benefit Plans; ERISA...................................19

      3.15  Assets Necessary to Business....................................21

      3.16  Governmental Authorizations and Regulations.....................21

      3.17  Disclosure......................................................21

      3.18  Accounts Receivable.............................................21

      3.19  Taxes...........................................................21

      3.20  Insurance.......................................................22

      3.21  Environmental Matters...........................................22

      3.22  Brokers.........................................................23

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

      4.1   Organization....................................................23

      4.2   Authority Relative to this Agreement............................23

      4.3   No Violation....................................................24

      4.4   Financing.......................................................24

      4.5   Brokers.........................................................24

                                 ARTICLE V

                          COVENANTS OF THE PARTIES

      5.1   Conduct of Business of the Seller...............................24

      5.2   Current Information.............................................26

      5.3   Access to Information...........................................26

      5.4   Expenses........................................................27

      5.5   Reasonable Best Efforts.........................................27

      5.6   Further Assurances..............................................27

      5.7   Disclosure Supplements..........................................28

      5.8   Public Announcements............................................28

      5.9   Sales and Transfer Taxes and Fees...............................28

      5.10  Noncompetition..................................................28

      5.11  No Solicitation.................................................29

      5.12  Shareholder Approval............................................29

      5.13  Proxy Statement.................................................30

                                 ARTICLE VI

                              SELLER EMPLOYEES

      6.1   Employment......................................................31

      6.2   Assumption of Plans.............................................32

                                ARTICLE VII

                             CLOSING CONDITIONS

      7.1   Conditions to Each Party's Obligations to Effect the
            Transactions Contemplated Hereby................................33

      7.2   Conditions to the Obligations of the Seller to Effect the
            Transactions Contemplated Hereby................................34

      7.3   Conditions to the Obligations of the Buyer to Effect the
            Transactions Contemplated Hereby................................34

      7.4   Certificates....................................................35

                                ARTICLE VIII

                            CERTAIN TAX MATTERS

      8.1   Tax Matters.....................................................35

      8.2   Indemnity for Taxes.............................................37

      8.3   Other Tax Matters...............................................39

                                 ARTICLE IX

                        TERMINATION AND ABANDONMENT

      9.1   Termination.....................................................39

      9.2   Procedure and Effect of Termination.............................40

                                 ARTICLE X

                          MISCELLANEOUS PROVISIONS

      10.1  Delivery of Schedules...........................................41

      10.2  Amendment and Modification......................................41

      10.3  Waiver of Compliance; Consents..................................41

      10.4  No Third Party Beneficiary Rights...............................41

      10.5  Notices.........................................................41

      10.6  Assignment......................................................42

      10.7  Designated Subsidiary...........................................43

      10.8  Governing Law...................................................43

      10.9  Counterparts....................................................43

      10.10 Interpretation..................................................43

      10.11 Entire Agreement................................................43

      10.12 Severability....................................................43

                                 ARTICLE XI

                                  SURVIVAL

      11.1  Survival........................................................44

      11.2  Indemnification Provisions for the Benefit of the Buyer.........44

      11.3  Indemnification Provisions for the Benefit of the Seller........45

      11.4  Matters Involving Third Parties.................................45

      11.5  Statements as Representations...................................46

      11.6  Limitation on Indemnification...................................46

Exhibit A   Form of Undertaking and Indemnity Agreement....................A-1

Exhibit B   Form of Company Bill of Sale...................................B-1

Exhibit C   Nonwovens Balance Sheet........................................C-1

Exhibit D   Escrow Agreement...............................................D-1

Exhibit E   FIRPTA Certification...........................................E-1

Exhibit F   Opinion of Counsel to Seller...................................F-1

Exhibit G   Opinion of Counsel to Buyer....................................G-1





                          ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT, dated as of June 20, 2000 (the "Agreement"), between Dexter Corporation, a Connecticut corporation (the "Seller"), and Ahlstrom Paper Group Oy, a Finland corporation (the "Buyer").

            WHEREAS, the Seller is in the business of manufacturing and marketing of long-fiber, wet-formed and hydroentangled products, primarily for use in the food packaging, medical and hygiene markets through an unincorporated division of Seller and the Nonwovens Subsidiaries;

            WHEREAS, the Buyer wishes to acquire from the Seller substantially all of the Nonwovens Assets;

            WHEREAS, the Seller is willing to transfer the Nonwovens Assets (other than the Nonwovens Assets owned or held by the Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) to the Buyer in exchange for the assumption by the Buyer of the Nonwovens Liabilities and the payment to the Seller by the Buyer of the Purchase Price;

            WHEREAS, following the execution and delivery of this Agreement, each of the Foreign Nonwovens Subsidiaries (other than any which are Nonwovens Subject Subsidiaries) will enter into one or more Foreign Acquisition Agreements on or prior to the Closing Date with Buyer or one or more of Buyer's wholly-owned subsidiaries collectively providing for the purchase or acquisition, directly or indirectly, of all Nonwovens Assets held by the Foreign Nonwovens Subsidiaries (other than any which are Nonwovens Subject Subsidiaries) and assumption, directly or indirectly, of all Nonwovens Liabilities of the Foreign Nonwovens Subsidiaries (other than any which are Nonwovens Subject Subsidiaries).

            NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I

                            CERTAIN DEFINITIONS

            As used in this Agreement each of the following terms shall have the following meaning:

            1.1 "affiliate" shall have the meaning ascribed thereto in
Section 10.10.

            1.2 "APBO" shall have the meaning ascribed thereto in Section
6.2(b).

            1.3 "Authorizations" shall have the meaning ascribed thereto in
Section 3.16(a).

            1.4 "Bill of Sale" shall have the meaning ascribed thereto in
Section 2.4(c).

            1.5 "business day" shall have the meaning ascribed thereto in
Section 10.10.

            1.6 "Buyer Savings Plan" shall have the meaning ascribed thereto in Section 6.2(a).

            1.7 "Closing" shall mean the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

            1.8 "Closing Date" shall mean the fifth business day following the later to occur of (i) the expiration or termination of all waiting periods, including any extensions thereof, if any, which are applicable to the transactions contemplated by this Agreement pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (ii) the satisfaction of all of the conditions to each party's obligations hereunder or the waiver thereof by the party entitled to the benefit thereof; or such other date as the parties hereto agree upon in writing.

            1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended.

            1.10 "Consolidated Income Tax Returns" shall mean (i) a consolidated United States federal income Tax return within the meaning of
Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code and (ii) any other combined, joint, consolidated or unitary income Tax return, report and form required to be filed with any tax authority, other than any Tax return, report or form that includes only the Nonwovens Subject Subsidiaries.

            1.11 "Consideration" shall have the meaning ascribed thereto in
Section 2.3(a).

            1.12 "Damages" shall mean all losses, amounts paid in settlement, claims, damages, liabilities, judgments and reasonable out-of-pocket costs (including costs of investigation or enforcement) and expenses (including, reasonable attorneys' fees and expenses).

            1.13 "Department of Justice" shall have the meaning ascribed thereto in Section 5.5(a).

            1.14 "Dexter Acquisition Proposal" shall mean a written proposal for the acquisition of Seller as an entirety (whether by way of merger, consolidation, share exchange, tender offer or otherwise) and shall include any tender or exchange offer to Seller's shareholders which proposes to acquire at least a majority of the outstanding shares of the Seller.

            1.15 "Dexter Acquisition Transaction" shall mean any business combination transaction in which (w) the Seller (or its successor pursuant to a transaction that does not constitute a Dexter Acquisition Transaction) is merged with or into another corporation and all of the outstanding shares of the Seller (or such successor) are purchased or acquired (unless the shareholders of the Seller receive, with respect to their shares, shares of the survivor or its ultimate parent corporation that constitute a majority of the shares thereof then outstanding) or (x) at least a majority of the outstanding shares of the Seller (or such successor) are purchased or acquired in a tender offer or exchange offer or (y) all or substantially all of the assets of Dexter are sold or disposed of and the outstanding shares of the Seller (or such successor) redeemed or liquidated or substantially all of the assets are otherwise distributed to shareholders, or (z) any similar transaction.

            1.16 "Draft Allocation" shall have the meaning ascribed thereto in Section 8.1(e).

            1.17 "Effective Time" shall mean 11:59 p.m. New York City time on the Closing Date at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided that the Closing has actually occurred.

            1.18 "Environmental Claim" shall have the meaning ascribed thereto in Section 3.21(d).

            1.19 "Environmental Law" shall have the meaning ascribed thereto in Section 3.21(d).

            1.20 "Environmental Permits" shall have the meaning ascribed thereto in Section 3.21(a).

            1.21 "ERISA" shall have the meaning ascribed thereto in Section 3.14(a).

            1.22 "ERISA Affiliate" shall have the meaning ascribed thereto in Section 3.14(a).

            1.23 "Escrow Amount" shall have the meaning ascribed thereto in
Section 2.5(a).

            1.24 "Excluded Assets" shall mean (i) cash and cash equivalents (other than cash and cash equivalents of the Nonwovens Subject Subsidiaries); (ii) all contracts of insurance (except with respect to insurance proceeds regarding the Nonwovens Assets); (iii) all rights to all refunds or credits of Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, except to the extent that any such refunds or credits are taken into account in preparing the Closing Date Balance Sheet; (iv) those contracts, agreements, leases and other assets listed in Schedule 1.24(iv); and (v) all property and assets of the Nonwovens Business that are not used or held for use in connection with, necessary for, or material to the business and operations of the Nonwovens Business except as set forth on Schedule 1.24(v).

            1.25 "Excluded Liabilities" shall mean all claims, obligations and liabilities of the Seller and its subsidiaries of any kind, known or unknown, which are not Nonwovens Liabilities.

            1.26 "Final Allocation" shall have the meaning ascribed thereto in Section 8.1(e).

            1.27 "Foreign Acquisition Agreement" shall mean one or more purchase agreements relating to the transfer of assets by one or more of the Foreign Nonwovens Subsidiaries in form and substance reasonably satisfactory to Buyer and Seller intended to reflect the economic terms hereof and the allocation between the parties of rights, duties and obligations as provided herein including with respect to employee benefits and pension matters.

            1.28 "Foreign Nonwovens Subsidiaries" shall mean the Nonwovens Subsidiaries listed on Schedule 1.28.

            1.29 "FTC" shall have the meaning ascribed thereto in Section
5.5(a).

            1.30 "GAAP" shall mean United States generally accepted accounting principles.

            1.31 "Governmental Entity" shall have the meaning ascribed thereto in Section 3.5.

            1.32 "Hazardous Materials" shall have the meaning ascribed thereto in Section 3.21(d).

            1.33 "Indebtedness" as to any person shall mean, without duplication, (i) all indebtedness (including principal and accrued interest) of such person for borrowed money or for the deferred purchase price of property or services (including long-term debt and short-term debt), (ii) all drafts drawn under letters of credit issued for the account of such person and (iii) the aggregate amount required to be capitalized under leases under which such person is the lessee.

            1.34 "Independent Accountants" shall have the meaning ascribed thereto in Section 2.6(a)(iv).

            1.35 "Intercompany Accounts" shall have the meaning set forth in Section 2.6(f).

            1.36 "Law" shall have the meaning ascribed thereto in Section
3.5.

            1.37 "Lien" shall have the meaning ascribed thereto in Section
3.3(b).

            1.38 "Material Adverse Effect" shall mean any state of facts, event, change or effect having a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Nonwovens Business.

            1.39 "Net Asset Value" shall have the meaning ascribed thereto in Section 2.6(d).

            1.40 "Nonwovens Acquisition Proposal" shall mean a purchase or other acquisition (including by way of merger, consolidation, stock purchase, asset purchase or share exchange) of a material portion of the Nonwovens Assets outside the ordinary course of Seller's business, or any substantially similar transaction, or any inquiry or indication of interest with respect to any of the foregoing; in each case other than the transactions contemplated by this Agreement.

            1.41 "Nonwovens Assets" shall mean:

                 (a) all of the property and assets used or held for use in connection with, necessary for, or material to the business and operations of the Nonwovens Business, whether or not reflected in the Nonwovens Balance Sheet, including, without limitation, the Nonwovens Real Properties, the Nonwovens Intellectual Property, the Nonwovens Inventory, plants, machinery (a list of any machinery exceeding $250,000 in book value is set forth on Schedule 1.41(a)), equipment, tools, supplies, spare parts, furniture, fixtures, computer software and hardware, leasehold improvements, motor vehicles, accounts and notes receivable (including intercompany receivables and notes) and prepaid expenses (and including all items which would be included on the Nonwovens Balance Sheet except for the fact that such items are fully depreciated or expensed), plus all items of a nature customarily carried as assets in the accounts of the Nonwovens Business which have been or will be acquired in the ordinary course of the Nonwovens Business consistent with past practice between the date of the Nonwovens Balance Sheet and the Effective Time, less any items which have been or will be disposed of or consumed in the ordinary course of the Nonwovens Business consistent with past practice between the date of the Nonwovens Balance Sheet and the Effective Time;

                 (b) the Nonwovens Bank Accounts;

                 (c) the Nonwovens Books and Records (except as otherwise provided in the Foreign Transfer Agreements to be entered into with respect to the Foreign Nonwovens Subsidiaries);

                 (d) the Nonwovens Contracts;

                 (e) the Nonwovens Leases;

                 (f) all of the outstanding capital stock of the Nonwovens Subject Subsidiaries; and

                 (g) all rights, claims and privileges of the Seller and its subsidiaries (including rights to recovery under all insurance policies of the Seller to the extent they relate to the Nonwovens Assets or the Nonwovens Liabilities which are in effect prior to the Effective Time and which are not being assigned to the Buyer hereunder) and all rights to all refunds or credits of Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, to the extent such refunds or credits are taken into account in preparing the Closing Date Balance Sheet.

Notwithstanding the foregoing, the Nonwovens Assets shall not mean or include the Excluded Assets.

            1.42 "Nonwovens Balance Sheet" shall have the meaning ascribed thereto in Section 3.6.

            1.43 "Nonwovens Bank Accounts" shall mean all of the bank accounts of the Seller and its subsidiaries utilized for the Nonwovens Business which are listed on Schedule 1.43.

            1.44 "Nonwovens Books and Records" shall mean all of the books and records of the Seller and its subsidiaries relating to the operations of the Nonwovens Business, including, without limitation, all books and records relating to the employees, the purchase of materials, supplies and services, financial, accounting, Tax (other than any combined, joint, consolidated or unitary Tax return information) and operations matters, product engineering, research and development, manufacture and sale of products and dealings with customers of the Nonwovens Business. As used herein, books and records shall include all computerized books and records and other computerized storage media and the software used in connection therewith.

            1.45 "Nonwovens Business" shall mean the unincorporated division of the Seller and the Nonwovens Subsidiaries comprising the nonwovens materials business (including its cogeneration facility) which focuses on the proprietary formulation, manufacture and marketing of long-fiber, wet-formed, and hydroentangled products, primarily for use in the food packaging, medical, and hygiene markets.

            1.46 "Nonwovens Contracts" shall mean all right, title and interest of Seller or any of its affiliates (except for Nonwovens Subsidiaries other than Nonwovens Subject Subsidiaries) to all contracts, agreements and commitments of the Seller and its subsidiaries relating to, necessary for or material to the Nonwovens Business, including, without limitation, (a) the contracts, agreements and commitments listed in
Schedule 3.10(a) referred to in Section 3.10(a), and (b) all contracts, agreements and commitments of the Seller relating to, necessary for or material to the Nonwovens Business which are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which (1) expire in accordance with their terms prior to the Effective Time or are terminated in the ordinary course of the Nonwovens Business or (2) are listed in Schedule 1.46.

            1.47 "Nonwovens Employees" shall have the meaning ascribed thereto in Section 6.1(a).

            1.48 "Nonwovens Financial Statements" shall have the meaning ascribed thereto in Section 3.6.

            1.49 "Nonwovens Intellectual Property" shall mean all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, inventor's certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks (including the name "Dexter", subject to a perpetual royalty-free license for use in the Specialty Polymers Business and subject to a perpetual, royalty-free non-transferable license to the Dexter Corporation to use the name in connection with its affairs outside the Nonwovens Business), service marks, brand names, certification marks, trade dress, logos, trade names, assumed names, corporate names and other indications of origin, including, without limitation, translations, adaptations, derivations, and combinations thereof; (c) original works of authorship, copyrights and moral rights; (d) trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) computer software, including, without limitation, programs, applications, source and object codes, data bases, data, models, algorithms, tables and documentation related to the foregoing, (f) rights in confidentiality and licensing agreements with regard to any of the foregoing; (g) legal claims and defenses related to any of the foregoing; (h) other similar tangible or intangible intellectual proprietary or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (i) all applications to register, registrations, and renewals or extensions of the foregoing; and (j) the goodwill associated with each of the foregoing, that are used in, relate to, are necessary for or are material to the operation of the Nonwovens Business including, without limitation, (i) all items listed in Schedule 3.12(a) referred to in Section 3.12(a) and (ii) all such items which are acquired or developed for use primarily in the business of the Nonwovens Business between the date of this Agreement and the Effective Time, excluding, however, all such items which expire in the ordinary course of the Nonwovens Business prior to the Effective Time.

            1.50 "Nonwovens Intellectual Property Licenses" shall have the meaning ascribed thereto in Section 3.12(a).

            1.51 "Nonwovens Inventory" shall mean all inventories owned by the Seller or its subsidiaries relating to, necessary for or material to the Nonwovens Business or the Nonwovens Assets, wherever located, including all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered part of "inventory" under GAAP, consistently applied.

            1.52 "Nonwovens Leases" shall mean (a) all leases of the Seller and its subsidiaries (as well as the sub-leases listed on Schedule 1.52) relating to, necessary for, or material to the Nonwovens Business (whether entered into as lessor or lessee) listed in Schedule 3.11 referred to in
Section 3.11, and (b) all leases of the Seller and its subsidiaries relating to the Nonwovens Business that are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all leases which will expire in accordance with their terms prior to the Effective Time.

            1.53 "Nonwovens Liabilities" shall mean:

                 (a) all of the non-interest bearing current liabilities of the Seller and its subsidiaries (including, to the extent reflected on the Closing Date Balance Sheet, (i) income Taxes of the Nonwovens Subject Subsidiaries with respect to any taxable period or portion thereof that ends on or before the Effective Time and (ii) non-income Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof that ends on or before the Effective Time, but excluding all other Taxes) which have not been or will not be satisfied or discharged at or prior to the Effective Time;

                 (b) all of the obligations and liabilities to perform under the Nonwovens Leases and the Nonwovens Contracts (except to the extent such Nonwovens Contracts are not transferred to the Buyer);

                 (c) all claims and liabilities arising after the Effective Time out of the Nonwovens Assets; and

                 (d) the obligations and liabilities being assumed by the Buyer pursuant to Article VI.

            1.54 "Nonwovens Real Properties" shall mean all of the real properties of the Seller and its subsidiaries relating to, necessary for or material to the Nonwovens Business which are listed in Schedule 3.9 referred to in Section 3.9.

            1.55 "Nonwovens Subject Subsidiaries" shall mean the subsidiaries listed on Schedule 1.55.

            1.56 "Nonwovens Subsidiaries" shall mean the subsidiaries listed on Schedule 1.56.

            1.57 "Permitted Exceptions" shall mean (i) those exceptions to title to the Nonwovens Assets listed in Schedule 3.9 referred to in Section 3.9; (ii) Liens that secure debt on the Nonwovens Balance Sheet or which are otherwise reflected in the Nonwovens Balance Sheet with respect to which no default exists; (iii) Liens securing all or a portion of the purchase price of a Nonwovens Asset which arose in connection with the purchase of such Nonwovens Asset after the date of the Nonwovens Balance Sheet and which purchase price remains owing; (iv) statutory Liens for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (v) carriers', warehousemen's, mechanics' and materialmen's and other similar Liens arising in the ordinary course of the Nonwovens Business consistent with past practice for sums not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vi) all exceptions, restrictions, easements, rights of way and encumbrances set forth in the title insurance policies listed in Schedule 3.20 referred to in Section 3.20; and (vii) other Liens that are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such Lien.

            1.58 "person" shall have the meaning ascribed thereto in
Section 10.10.

            1.59 "Plans" shall have the meaning ascribed thereto in Section 3.14(a).

            1.60 "Preliminary Closing Date Balance Sheet" shall have the meaning ascribed thereto in Section 2.6(a)(i).

            1.61 "Potential Grow-In Employees" shall have the meaning ascribed thereto in Section 6.2(b).

            1.62 "Proxy Materials" shall have the meaning ascribed thereto in Section 5.13(a).

            1.63 "Purchase Price" shall have the meaning ascribed thereto in Section 2.3(a)(ii).

            1.64 "Shareholder Approval" shall have the meaning ascribed to it in Section 7.3.

            1.65 "Specified Dexter Acquisition Proposal" shall mean (a) any Dexter Acquisition Proposal which is conditioned on (or has the price payable depend upon) Seller's shareholders voting against Shareholder Approval or (b) any other Dexter Acquisition Transaction unless the proposed acquiror agrees to use its best efforts to cause Seller to comply with its obligations under this Agreement and to vote all shares of Seller common stock it acquires and thereby becomes entitled to vote in favor of Shareholder Approval.

            1.66 "subsidiary" shall have the meaning ascribed thereto in
Section 10.10.

            1.67 "Target Net Asset Value" shall have the meaning ascribed thereto in Section 2.6(d).

            1.68 "Tax Indemnified Party" shall have the meaning ascribed thereto in Section 8.2(e).

            1.69 "Tax Indemnifying Party" shall have the meaning ascribed thereto in Section 8.2(e).

            1.70 "Tax Third Party Claim" shall have the meaning ascribed thereto in Section 8.2(e).

            1.71 "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any government, which taxes shall include without limitation, all income and withholding taxes, franchise taxes, payroll and employee withholding taxes, gross receipt taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, workers' compensation taxes and other obligations of the same or a similar nature; and "Tax" shall mean any one of the foregoing.

            1.72 "Transferred Employees" shall have the meaning ascribed thereto in Section 6.1(a).

            1.73 "Undertaking and Indemnity Agreement" shall have the meaning ascribed thereto in Section 2.3(a).

            1.74 "Vested Eligible Employees" shall have the meaning ascribed thereto in Section 6.2(b).

            1.75 "WARN" shall have the meaning ascribed thereto in Section
6.2(e).

            1.76 "WARN Obligations" shall have the meaning ascribed thereto in Section 6.2(e).

                                 ARTICLE II

                                THE CLOSING

            2.1 Time and Place of Closing. Subject to the terms and conditions of this Article II, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 9:30 A.M. (local time) on the Closing Date or at such other place or time or both as the parties may agree.

            2.2 Purchase and Sale of the Nonwovens Assets. Subject to the terms and conditions of this Agreement (or, with respect to any condition not satisfied, the waiver thereof by the party for whose benefit the condition exists), the Seller will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, all of its direct or indirect right, title and interest at the Effective Time in and to the Nonwovens Assets (other than the Nonwovens Assets owned or held by the Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer), and the Buyer will purchase, acquire, accept and pay for, as hereinafter provided, the Nonwovens Assets (other than the Nonwovens Assets owned or held by Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) and will assume the Nonwovens Liabilities.

            2.3  Consideration for the Assets; Nonassignable Contracts and
Leases.

                 (a) The aggregate consideration (the "Consideration") for the Nonwovens Assets (including the Nonwovens Assets owned or held by Nonwovens Subsidiaries) shall consist of (i) the assumption by the Buyer of the Nonwovens Liabilities and the indemnification of the Seller by the Buyer with respect to the Nonwovens Liabilities, in each case pursuant to an Undertaking and Indemnity Agreement substantially in the form of Exhibit A to this Agreement (the "Undertaking and Indemnity Agreement"), and (ii) payment or delivery of the Purchase Price by the Buyer to the Seller. The portion of the Consideration constituting the purchase price (the "Purchase Price") shall be an amount in cash equal to $275,000,000. The Purchase Price shall be subject to the adjustment set forth in Section 2.6.

                 (b) In the case of any Nonwovens Contracts or Nonwovens Leases, or any contracts to which a Nonwovens Subject Subsidiary is a party on the Closing which are not by their terms assignable or which require the consent of a third party in connection with this transaction, the Seller agrees to use reasonable efforts to cause such assignment or to procure such consent. In those cases where consents have not been obtained to the sale, conveyance, assignment or delivery to the Buyers of any Nonwovens Contracts or Nonwovens Leases (collectively, "Non-Conveyed Contracts"), the Seller shall, at the Buyer's request, take all reasonable steps and actions to provide Buyers with the benefit of such Non-Conveyed Contracts (including, but not limited to, (i) enforcing, at the request and expense of the Buyer, any rights of the Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of the Buyer) or (ii) permitting the Buyers to enforce any rights arising with respect thereto) as if such Non-Conveyed Contracts had been sold, conveyed, assigned and delivered to the Buyers). The provisions of this Section 2.3(b) shall not affect the right of the Buyers not to consummate the transactions contemplated by this Agreement if the conditions to their obligations hereunder contained in Sections 7.1(d) and 7.3(f) have not otherwise been fulfilled.

            2.4 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer (as well as any other deliveries required by Foreign Transfer Agreement):

                 (a) Stock certificates representing all of the shares of capital stock of each of the Nonwovens Subject Subsidiaries, in each case accompanied by stock powers duly executed in blank or duly executed instruments of transfer.

                 (b) Special warranty deeds, in recordable form, with respect to the Nonwovens Real Properties owned by the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries).

                 (c) A duly executed bill of sale substantially in the form of Exhibit B to this Agreement (the "Bill of Sale"), together with such other appropriate instruments of transfer as the Buyer may reasonably request, transferring to the Buyer all of the personal and intangible property owned or held by the Seller as of the Effective Time which is included in the Nonwovens Assets (other than the Nonwovens Assets owned or held by Nonwovens Subject Subsidiaries).

                 (d) Duly executed instruments of assignment (including any required consents thereto) of the Nonwovens Leases to which the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries) is a party, in recordable form if and to the extent necessary with respect to those relating to real property or interests therein.

                 (e) Duly executed instruments of assignment (including any required consents thereto) of the Nonwovens Contracts to which the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries) is a party.

                 (f) Duly executed instruments of assignment or transfer of the Nonwovens Intellectual Property owned or held by the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries), in form suitable for recording in the appropriate office or bureau, and the original certificates, if available, of such Nonwovens Intellectual Property together with any powers of attorney necessary to make the conveyance effective.

                 (g) Duly executed instruments of assignment of the Nonwovens Bank Accounts of the Seller or any of its subsidiaries (other than the Nonwovens Subject Subsidiaries).

                 (h) Copies of any consents set forth on Schedule 2.4(h) obtained as contemplated by Sections 7.1(d) and 7.3(f).

                 (i) The Undertaking and Indemnity Agreement duly executed by the Seller.

                 (j) The Foreign Acquisition Agreements duly executed by the relevant Foreign Nonwovens Subsidiaries.

                 (k) Such other and further instruments of conveyance, assignment and transfer as the Buyer may reasonably request for the more effective conveyance and transfer of any of the Nonwovens Assets.

                 (l) The certificates contemplated by Sections 7.3 and 7.4.

            2.5 Delivery by the Buyer. At the Closing, the Buyer shall deliver the following to the Seller:

                 (a) The Purchase Price, less $10,000,000 (the "Escrow Amount"), the net amount of which shall be payable nine months after the Closing Date (subject to the terms set forth in the form of escrow agreement attached as Exhibit D hereto) by (i) the wire transfer of immediately available funds to a bank account designated in writing by the Seller at least two business days prior to the Closing Date in any bank in the continental United States or (ii) such means as are otherwise agreed in writing upon by the Buyer and the Seller.

                 (b) Copies of any consents obtained as contemplated by Sections 5.5(a)(i) and 7.1(d).

                 (c) The Undertaking and Indemnity Agreement duly executed by the Buyer.

                 (d) The Foreign Acquisition Agreements duly executed by the Buyer or one or more of its wholly owned subsidiaries.

                 (e) The certificates contemplated by Sections 7.2 and 7.4.

            2.6  Post-Closing Adjustment.

                 (a) (i) Within 45 days following the Effective Time, the Seller shall prepare or cause to be prepared and deliver a balance sheet of the Nonwovens Business as of the Closing Date (the " Preliminary Closing Date Balance Sheet") which shall set forth the Net Asset Value of the Nonwovens Business. The Preliminary Closing Date Balance Sheet will present fairly and truly the consolidated financial position of the Nonwovens Business as of the Closing Date and will be in conformity with GAAP applied on a basis consistent with the Nonwovens Balance Sheet, except as otherwise specified in Schedule 2.6(a)(i) or in this Section 2.6(a), including, without limitation, using the same account classifications, useful lives and depreciation/amortization schedules for depreciable/amortizable assets, closing procedures and levels of materiality.

                     (ii) The Preliminary Closing Date Balance Sheet shall be accompanied by a report of PricewaterhouseCoopers LLP, independent public accountants, substantially in the form attached as Schedule 2.6(a)(ii).

                     (iii) Upon receipt of the Preliminary Closing Date Balance Sheet, the Buyer and its certified public accountants shall have the right during the succeeding 15-day period to review, at the Buyer's expense, the Preliminary Closing Date Balance Sheet and to examine and review all records and work papers and other supporting documents used to prepare such Preliminary Closing Date Balance Sheet. The Buyer shall notify the Seller, in writing (including, but not limited to, by fax or e-mail), on or before the last day of the 15-day period, of any objections to the Preliminary Closing Date Balance Sheet, setting forth a reasonably specific description of the Buyer's objections and the dollar amount of each objection. If the Buyer does not deliver such notice within such 15-day period, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted by the Buyer.

                     (iv) If the Buyer objects to the Preliminary Closing Date Balance Sheet, the Seller and the Buyer shall attempt to resolve any such objections applying the principles set forth in Section 2.6(a)(i) within 10 business days of the Seller's receipt of the Buyer's objections. If the Seller and the Buyer are unable to resolve the matter within such 10 business day period, they shall jointly appoint an impartial internationally recognized independent certified public accounting firm (the "Independent Accountants") mutually acceptable to the Buyer and the Seller (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within 2 days of the end of such 10 business day period. The Seller and the Buyer shall provide to the Independent Accountants full cooperation. The Independent Accountants shall be instructed to reach their conclusion regarding the dispute within 10 Business Days. The Preliminary Closing Date Balance Sheet after the acceptance thereof by the Buyer or the resolution of all disputes in connection therewith is referred to herein as the "Closing Date Balance Sheet."

                     (v) All fees payable to the Independent Accountants in connection with the resolution of any objections raised to the Preliminary Closing Date Balance Sheet shall be divided equally between the Buyer and the Seller.

                 (b) If the amount of the Net Asset Value as reflected in the Closing Date Balance Sheet is less than the amount of the Target Net Asset Value, then the Purchase Price shall be reduced by the amount of such deficit. Any adjustments in the Purchase Price pursuant to this Section 2.6(b) shall be paid by the Seller by wire transfer of immediately available funds to an account designated in writing by the Buyer. Any payments required pursuant to this Section 2.6(b) shall be made within 2 business days after the Closing Date Balance Sheet becomes final and binding on the parties.

                 (c) If the amount of the Net Asset Value as reflected in the Closing Date Balance Sheet exceeds the amount of the Target Net Asset Value, then the Purchase Price shall be increased by the amount of such excess. Any adjustments in the Purchase Price pursuant to this Section 2.6(c) shall be paid by the Buyer by wire transfer of immediately available funds to an account designated in writing by the Seller. Any payments required pursuant to this Section 2.6(c) shall be made within 2 business days after the Closing Date Balance Sheet becomes final and binding on the parties.

                 (d) For purposes of this Section 2.6, "Net Asset Value" shall mean the amount set forth for the line item "Net Equity" in the Closing Date Balance Sheet; and "Target Net Asset Value" shall equal $199,715,000 as reflected as "Net Equity" on the Nonwoven Balance Sheet.

                 (e) If the adjustment in the Purchase Price pursuant to
Section 2.6(b) or Section 2.6(c) exceeds $100,000, interest shall be paid on the amount of the adjustment from the Closing Date to the date of payment at the rate prescribed by J.P. Morgan & Company Incorporated as its "prime rate" on the Closing Date.

                 (f) All Intercompany Accounts will be fully settled between the Seller and the Buyer within 30 days of the Closing Date. The Seller and the Buyer shall each be responsible for settling such Intercompany Accounts with their respective subsidiaries. For purposes of this Section 2.6, "Intercompany Accounts" shall mean all amounts, regardless of their nature, that are (a) owed by any of the Nonwovens Subsidiaries to the Seller or any other subsidiary of the Seller, other than another of the Nonwovens Subsidiaries, or (b) owed by the Seller or any subsidiary of the Seller, other than one of the Nonwovens Subsidiaries, to any of the Nonwovens Subsidiaries.

                 (g) Unless otherwise required by Law, the parties shall treat any adjustment made pursuant to Section 2.6(b) or Section 2.6(c) as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Buyer as follows:

            3.1  Organization; Qualification.

                 (a) Each of the Seller and the Nonwovens Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 (b) Each of the Seller and the Nonwovens Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                 (c) The Seller has heretofore made available to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter, by-law or other organizational documents), as currently in effect, of the Seller and each of the Nonwovens Subsidiaries.

            3.2 Capital Stock. The authorized, issued and outstanding capital stock of each of the Nonwovens Subject Subsidiaries is set forth in
Schedule 1.55. All the outstanding shares of capital stock of each of the Nonwovens Subject Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of any of the Nonwovens Subject Subsidiaries authorized or as of the date of this Agreement issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Nonwovens Subject Subsidiaries obligating any Nonwovens Subject Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in it or any other Nonwovens Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating any Nonwovens Subject Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of any Nonwovens Subject Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any of the Nonwovens Subject Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

            3.3  Equity Investments.

                 (a) Schedule 3.3(a) sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Nonwovens Subject Subsidiaries) in which the Seller has, or pursuant to any agreement has the right to acquire by any means, directly or indirectly, an equity interest or investment and which, in each case, is a Nonwovens Asset; (ii) in the case of each of such person described in the foregoing clause (i), either (x) a listing of the relevant agreement or agreements pursuant to which the Seller has acquired such right or such interest or investment or (y) (A) the jurisdiction of incorporation and (B) the authorized and outstanding capitalization thereof and the percentage of each class of voting capital stock owned, directly or indirectly, by the Seller.

                 (b) Except as set forth in Schedule 3.3(b), the Seller's interest in each of the persons listed on Schedule 3.3(a) which are stated to be owned directly or indirectly by the Seller (except for directors' qualifying shares, if any, which the Seller will cause to be transferred at the Effective Time to nominees of the Buyer), will, after giving effect to the transactions contemplated hereby, be owned by the Buyer, directly or indirectly, in each case; free and clear of all liens, pledges, charges, security interests and other encumbrances (each a "Lien").

            3.4 Authority Relative to this Agreement. The Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming this Agreement constitutes a legal, valid, binding and enforceable agreement of the Buyer, a legal, valid and binding agreement of the Seller, enforceable against it in accordance with its terms.

            3.5 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Schedule 3.5 or as may be required under the applicable requirements of the HSR Act or the competition laws or regulations of the European Union or any foreign supranational authority in any jurisdiction in which the Seller or the Buyer (directly or through subsidiaries, in each case) has material assets or conducts material operations, none of the execution, delivery or performance of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby or compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Seller or any of the Nonwovens Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state, municipal or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including federal, state, local or municipal government or their regulatory authorities and agencies, whether U.S. or foreign (a " Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any Nonwovens Asset pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation ("Law") applicable to the Seller, any of the Nonwovens Subsidiaries or any of the Nonwovens Assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not individually or in the aggregate likely to have a Material Adverse Effect.

            3.6 Financial Statements. The Seller has previously furnished to the Buyer (i) an unaudited consolidated balance sheet and statement of income of the Nonwovens Business for the fiscal year ended December 31, 1999, and (ii) an unaudited consolidated balance sheet and statement of income of the Nonwovens Business as of March 31, 2000, and for the year to date period then ended. The financial statement referred to in Section 3.6(i) and Section 3.6(ii) are hereinafter referred to herein as the "Nonwovens Financial Statements" and the unaudited consolidated balance sheet of the Nonwovens Business as of March 31, 2000, a copy of which is attached hereto as Exhibit C, is referred to herein as the "Nonwovens Balance Sheet." Except as set forth in Schedule 3.6, the Nonwovens Financial Statements and the Nonwovens Balance Sheet have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each balance sheet included therein presents fairly and truly the financial position of the Nonwovens Business as of the date thereof, and each statement of income included therein presents fairly the results of operations of the Nonwovens Business for the respective periods therein set forth, except that the interim financial statements are subject to normal recurring year-end adjustments and are in a condensed presentation format and do not contain footnotes.

            3.7  Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.7, the Seller has no liability or obligation (whether absolute, accrued, contingent or otherwise), that is a Nonwovens Liability, and no Nonwovens Subsidiary has any liability or obligation (whether absolute, accrued, contingent or otherwise), in each case of a nature required by GAAP to be reflected or reserved against in a balance sheet or disclosed in the notes thereto, except such liabilities, obligations or contingencies
(i) that are adequately accrued or reserved against in the Nonwovens Balance Sheet or reflected in the notes thereto, (ii) which were incurred after the date of the Nonwovens Balance Sheet in the ordinary course of the Nonwovens Business consistent with past practice or (iii) which individually or in the aggregate do not exceed U.S.$200,000.

            3.8 Absence of Certain Changes or Events. Except as set forth in Schedule 3.8 or as otherwise contemplated by this Agreement, since the date of the Nonwovens Balance Sheet, there has not been: (a) any Material Adverse Effect; or (b) any state of facts, event, change or condition which could reasonably be expected to cause a Material Adverse Effect. For the avoidance of doubt, any state of facts, event, change or condition which could reasonably be expected to materially impair the value of (i) any of the manufacturing plants of the Nonwovens Business or (ii) the cogeneration plant located in Windsor Locks, Connecticut shall constitute a Material Adverse Effect for purposes of this Section 3.8 as of any relevant date.

            3.9  Title and Related Matters. Except as set forth in Schedule
3.9 and subject to other Permitted Exceptions: (a) the Seller or a Nonwovens Subsidiary has, and immediately after the Effective Time, the Buyer or a Nonwovens Subject Subsidiary will have, good and valid, legal and beneficial title to, or a valid leasehold or contractual interest in, free and clear of all Liens, all of the Nonwovens Assets (other than the Nonwovens Real Properties); and (b) the Seller or a Nonwovens Subject Subsidiary has, and immediately after the Effective Time, the Buyer or a Nonwovens Subject Subsidiary will have, good and marketable, legal and beneficial title (such as any reputable title insurance company licensed to do business in the jurisdiction in which such Nonwovens Real Property is located will approve and insure subject only to Permitted Exceptions) to all of the Nonwovens Real Properties. Schedule 3.9 contains (x) a complete and correct list of all Nonwovens Real Properties and (y) a complete and correct list of each title insurance policy insuring title to any of the Nonwovens Real Properties.

            3.10  Contracts.

                 (a) Schedule 3.10(a) sets forth a complete and correct list of each Nonwovens Contract which, as of the date hereof, (i) is a collective bargaining agreement or any agreement that contains any severance pay liabilities or obligations; (ii) is an employment or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization (other than employment agreements that are created as a matter of Law); (iii) is an agreement or contract containing any covenant limiting the freedom of the Seller or any of its subsidiaries to engage in any line of business or compete with any person; (iv) provides for aggregate future payments of more than $250,000; (v) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal fee or charge); (vi) is a sales representative agreement; (vii) is Indebtedness; or (viii) is material to the business, operations or financial condition of the Nonwovens Business taken as a whole; provided that Schedule 3.10(a) does not list any Nonwovens Contract for the purchase or sale of goods or services entered into in the ordinary course of the Nonwovens Business which may be cancelled on 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge).

                 (b) Except as set forth in Schedule 3.10(b), (i) each Nonwovens Contract is in full force and effect, and (ii) there is not, with respect to the Nonwovens Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the Seller or any Nonwovens Subsidiary or to the best knowledge of the Seller any other party thereto, except where the failure to be in full force and effect or where such default or event of default could not reasonably be expected to have a Material Adverse Effect.

            3.11 Leases. Schedule 3.11 sets forth a complete and correct list of each Nonwovens Lease which (i) relates to real property; (ii) provides for aggregate future payments of more than $250,000; (iii) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (iv) is material to the business, operations or financial condition of the Nonwovens Business taken as a whole. Except as set forth in Schedule 3.11, there is not, with respect to the Nonwovens Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of the Seller or any Nonwovens Subsidiary or, to the best knowledge of the Seller, any other party thereto, except for such defaults or events of default which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. At the Effective Time, the Nonwovens Leases will be valid, binding and enforceable by the Buyer, one of its subsidiaries designated pursuant to Section 10.6 as the assignee thereof or a Nonwovens Subject Subsidiary in accordance with their respective terms, except for those Nonwovens Leases as to which the failure to be valid, binding and enforceable could not reasonably be expected to have a Material Adverse Effect.

            3.12  Intellectual Property.

                 (a) Nonwovens Intellectual Property. Schedule 3.12(a) sets forth a complete and accurate list of all registrations and applications to register the patents, trademarks, trade names, service marks, copyrights, copyright registrations, as well as all material, unregistered trademarks, and any software and applications (other than shrink-wrapped software) that are included in the Nonwovens Intellectual Property and a complete and accurate list of all material agreements under which any such Nonwovens Intellectual Property is licensed to Seller, in the case of Nonwovens Intellectual Property not owned by Seller, or by Seller to a third party (collectively, the "Nonwovens Intellectual Property Licenses"), indicating the parties to such agreement.

                 (b) Validity of Nonwovens Intellectual Property. Except as set forth on Schedule 3.12(b), (i) with respect to Nonwovens Intellectual Property, owned by Seller, Seller has good and valid title free and clean of all liens and (ii) with respect to all Nonwovens Intellectual Property held by Seller under license, Seller has the right to use such Nonwovens Intellectual Property, free from any lien.

                 (c) Securing and Protection of Nonwovens Intellectual Property. Except as set forth on Schedule 3.12(c), to the extent that any material Nonwovens Intellectual Property is required to be registered with any governmental authority, such Nonwovens Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign. Seller has taken such actions and, to Seller's knowledge, no other actions will be required to be taken within the 180-day period commencing at the Closing Date, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case, to the extent related to Nonwovens Business. Seller has a policy to secure, and, with respect to any material Nonwovens Intellectual Property, has secured, from all consultants, contractors and employees who contribute or have contributed to the creation or the development of Nonwovens Intellectual Property valid written assignments by such persons to Seller of the rights to such contribution Seller does not already own by operation of law. Seller has taken reasonable steps to protect and preserve the confidentiality of all of its trade secrets. To Seller's knowledge, there are no unauthorized uses, disclosures or infringements of any part of Nonwovens Intellectual Property, and all use by or disclosure to any Person of trade secrets that comprise any part of Nonwovens Intellectual Property has been pursuant to the terms of a written agreement with such Person, and all use by Seller of trade secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

                 (d) No Infringement. Except as disclosed in Schedule 3.12(d), to the knowledge of the Seller, (i) the activities, products and services of Seller in connection with Nonwovens Business, including, without limitation, Nonwovens Intellectual Property, do not infringe upon or otherwise violate, the intellectual property of any other Person or entity; (ii) as of the date hereof, there are no claims or suits pending, nor has there been notice provided or any claims threatened, alleging that Seller or any of its activities, products or services in connection with Nonwovens Business infringe upon or constitute the unauthorized use of any other Person's or entity's intellectual property, or challenging Seller's ownership of, right to use, or the validity or enforceability or effectiveness of any license relating to any Nonwovens Intellectual Property, (iii) none of Nonwovens Intellectual Property is being infringed or violated or otherwise used or available for use by any other Person (except pursuant to Nonwovens Intellectual Property Licenses), and (iv) the consummation of this Agreement will not result in the loss of any Nonwovens Intellectual Property and, following the consummation of this Agreement, no party will have any rights to Nonwovens Intellectual Property except pursuant to Nonwovens Intellectual Property Licenses.

            3.13  Legal Proceedings, etc. Except as set forth in Schedule
3.13 and except for matters involving only monetary recovery in which the damages sought to be imposed do not exceed $50,000 individually or $500,000 in the aggregate, there are no legal, administrative, arbitration or other proceedings or investigations pending or threatened in writing against the Nonwovens Business or the Nonwovens Assets nor are there any governmental legal proceedings pending which challenge the legality of this Agreement or the transactions contemplated hereby.

            3.14  Employee Benefit Plans; ERISA.

                 (a) Schedule 3.14(a) contains a complete and correct list of each deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (" ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement (other than employment agreements that are created as a matter of Law); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business (other than Plans of the foreign Nonwovens Subsidiaries maintained or required by applicable Law), whether or not incorporated (an " ERISA Affiliate"), that together with the Seller would be deemed a " single employer" within the meaning of section 4001(b) of ERISA, for the benefit of any employee or former employee employed in the Nonwovens Business (the "Plans").

                 (b) No Plan is or has been subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Seller nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA or
Section 412 of the Code.

                 (c) Each Plan has been operated and administered in accordance with its terms and applicable law in all material respects, including but not limited to ERISA and the Code, and each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                 (d) Schedule 3.14(d) sets forth each Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (A) any current or former employee or officer of the Seller or any ERISA Affiliate may become entitled to severance pay or any other payment which is a Nonwovens Liability, except as expressly provided in this Agreement, or (B) any compensation due any such employee or officer from the Nonwovens Business may be increased or the time of payment or vesting may become accelerated.

                 (e) Except as disclosed in Schedule 3.14(e), there are no pending, or to the best knowledge of the Seller, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). With respect to each Plan, all payments due from the Seller or any of its subsidiaries have been timely made and all amounts properly accrued to date or as of the Closing Date as liabilities of the Seller which have not been paid, have been and will be properly recorded on the Closing Date Balance Sheet.

                 (f) Except as set forth in Schedule 3.14(f), Seller has not disseminated in writing or otherwise broadly or generally notified current or former employees of the Nonwovens Business of any intent or commitment (whether or not legally binding) to create or implement any additional plans, funds, programs, agreements or arrangements for the benefit of any current or former employees of the Nonwovens Business or to materially amend, modify or terminate any existing Plan.

                 (g) Except as set forth on Schedule 3.14(g), the Seller is not party to any collective bargaining agreements. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Seller. There is not pending, or, to the best knowledge of Seller, threatened any labor dispute, strike, work stoppage or other concerted labor activity against the Seller involving the employees in the Nonwovens Business. During the three (3) year period preceding the date hereof, there have been no organizing activities conducted by any labor organization or work council or the like with respect to any employee in the Nonwovens Business. Neither the Seller nor any subsidiary has committed any unfair labor practices or violated in any material respect any applicable employment laws, regulations, ordinances, rules, orders or decrees in connection with the operation of the respective businesses of the Seller and there is not pending or, to the best knowledge of the Seller, threatened charge, complaint, investigation or proceeding against the Seller by or before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration or any comparable state or municipal agency by or on behalf of any employee or class of employees or by or before any governmental agency relating to a purported violation of any applicable employment laws, regulations, ordinances, rules, orders or decrees.

            3.15  Assets Necessary to Business. Except as set forth in
Schedule 3.15 and except for the Excluded Assets, the Nonwovens Assets constitute all the assets and properties used or held for use in connection with, necessary for, or material to the business and operations of the Nonwovens Business as presently conducted.

            3.16  Governmental Authorizations and Regulations.

                 (a) All governmental and other third party permits (including occupancy permits), licenses, franchises, permits, registrations, approvals and other authorizations or consents held by the Seller and its subsidiaries to operate the business of the Nonwovens Business (herein collectively called "Authorizations") are valid and sufficient to conduct the Nonwovens Business conducted by them in the manner presently being conducted, except where the failure to hold such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) Except as set forth in Schedule 3.16(b), the Nonwovens Business is being conducted in material compliance with all applicable Laws of all Governmental Entities relating to the operation, conduct or ownership of the Nonwovens Business (provided that no representation or warranty is made in this Section 3.16(b) with respect to Environmental
Laws).

            3.17 Disclosure. The representations and warranties by the Seller in this Agreement and the statements contained in the schedules, certificates, due diligence materials (including written financial information) and other writings furnished and to be furnished by or on behalf of the Seller to the Buyer pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section
3.17 "material" means material to the Nonwovens Business.

            3.18 Accounts Receivable. Except as provided in a reserve for doubtful accounts in Nonwovens Financial Statements, the notes and accounts receivable included in the Nonwovens Assets are genuine and collectible and represent the legal, valid and binding obligation of the obligor thereon, enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

            3.19 Taxes. Except as and to the extent shown in Schedule 3.19, the Seller has or will have timely filed all returns of income Taxes and all material returns of other Taxes required to be filed by it with respect to the Nonwovens Business and the Nonwovens Assets on or prior to the Effective Time, and has timely and fully paid or provided for all Taxes shown to be due on such returns, except such as are being contested in good faith by appropriate proceedings. Except as and to the extent shown in
Schedule 3.19, all deficiencies for Taxes asserted or assessments made as a result of such examinations have been fully paid, settled or fully reflected on the books of the Seller. Except as set forth in Schedule 3.19, neither the United States Internal Revenue Service, nor any other taxing authority or agency, whether domestic or foreign has asserted in writing or, to the best knowledge of the Seller, is threatening to assert any material deficiency or claim for additional Taxes against the Nonwovens Business or the Nonwovens Assets. Except as set forth in Schedule 3.19, the Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax in respect of the Nonwovens Business.

            3.20 Insurance. Schedule 3.20 contains a complete and correct description of all policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by the Seller and the Nonwovens Subsidiaries covering the Nonwovens Business or the Nonwovens Assets. The coverage provided under such policies of insurance is reasonable in scope and amount in light of the risks attendant to the business and activities of the Nonwovens Business.

            3.21  Environmental Matters.

                 (a) Each of the Seller and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on the Nonwovens Business as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each of such Environmental Permits is in full force and effect, and each of the Seller and its subsidiaries is in substantial compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                 (b) There are no Environmental Claims with respect to the Nonwovens Business pending, or to the best knowledge of the Seller, threatened, against the Seller or any of its subsidiaries, or, to the best knowledge of the Seller, any person whose liability for any such Environmental Claim the Seller or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Environmental Claims identified on Schedule 3.21(b) or that individually or in the aggregate, would have a Material Adverse Effect.

                 (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the emission, discharge, release or threatened release of any Hazardous Material, that would form the basis of any Environmental Claim relating to the Nonwovens Business against the Seller or any of its subsidiaries, or for which the Seller or any of its subsidiaries is liable and that is included in the Nonwovens Liabilities except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                 (d) As used in this Agreement:

                     (1) "Environmental Claim" means any claim, action, lawsuit or proceeding by any person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) pursuant to Environmental Law or which arises arising out of, is based on or results from the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Seller or any of its subsidiaries.

                     (2) "Environmental Law" means any law (including, without limitation, common law, statute, code, order, judgment, decision, rule, ordinance, regulation, standard or requirement) of any Governmental Entity, or any binding agreement with any Governmental Entity, relating to
(a) the environment or natural resources, including without limitation, the pollution, contamination, cleanup, preservation, protection, or reclamation thereof; (b) workplace health or safety; (c) any emission, discharge, release or threatened release of Hazardous Materials, or (d) the health, safety or environmental aspects of the presence, handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Materials.

                     (3) "Hazardous Materials" means any pollutant, chemical, waste, or toxic or hazardous substance, material or agent, including, without limitation, any petroleum or petroleum products, pesticides, radioactive materials or asbestos-containing material.

            3.22 Brokers. Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, that is or will be payable by the Seller. The Seller is solely responsible for all fees and expenses of Lehman Brothers Inc. payable in connection with the transactions contemplated by this Agreement.

                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Seller as follows:

            4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

            4.2 Authority Relative to this Agreement. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Undertaking and Indemnity Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Undertaking and Indemnity Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms. The Undertaking and Indemnity Agreement will be, upon the due and valid execution and delivery thereof, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

            4.3 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Schedule 4.3 or as may be required under the applicable requirements of the HSR Act or the competition laws or regulations of the European Union or any foreign supranational authority in any jurisdiction in which the Seller or the Buyer (directly or through subsidiaries, in each case) has material assets or conducts material operations and any applicable "bulk sales" laws, none of the execution, delivery or performance of this Agreement or the Undertaking and Indemnity Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby or compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Buyer or any of its subsidiaries,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Buyer, any of its subsidiaries or any of their properties or assets.

            4.4 Financing. At or prior to the Closing Date, the Buyer will have sufficient cash resources available to pay the Purchase Price.

            4.5 Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Buyer is solely responsible for all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation payable in connection with the transactions contemplated in this Agreement.

                                 ARTICLE V

                          COVENANTS OF THE PARTIES

            5.1 Conduct of Business of the Seller. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Seller will, and will cause the Nonwovens Subsidiaries to, (1) conduct the Nonwovens Business only in the ordinary and usual course of business consistent with past practice, (2) use its reasonable best efforts to preserve intact all rights, privileges, franchises and other authority adequate for the conduct of the Nonwovens Business as currently conducted, (3) keep available the services of the Nonwovens Employees who are directors, managers or vice presidents, and (4) use its best efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Nonwovens Business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Effective Time without the prior written consent of the Buyer which will not be unreasonably withheld or delayed the Seller will not permit either the Nonwovens Business or any Nonwovens Subsidiary to:

                 (a) (i) create, incur or assume any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course consistent with past practice of the Nonwovens Business under existing lines of credit, create, incur or assume any short-term debt if, in either such case, such long-term debt or short-term debt, would constitute a Nonwovens Liability; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person if such assumption, guarantee, endorsement or other liability would constitute a Nonwovens Liability; provided that the Nonwovens Subsidiaries may endorse negotiable instruments in the ordinary course of the Nonwovens Business consistent with past practice;

                 (b) (i) increase in any manner the compensation of any of the Nonwovens Employees, except such increases as are granted in the ordinary course of the Nonwovens Business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases); (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Plan; or (iii) commit itself to any additional Plans or, except as otherwise expressly required or permitted by Article VI, to amend or terminate any of such Plans or any of such agreements in existence on the date hereof;

                 (c) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers Nonwovens Assets or insures risks, contingencies or liabilities which could result in a Nonwovens Liability, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed are in full force and effect (it being understood that there shall be no obligation to extend such insurance policies after the Effective Time);

                 (d) except in the ordinary course of the Nonwovens Business consistent with past practice, (i) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any Nonwovens Assets which have a sales price in excess of $50,000, individually or in the aggregate, or (ii) mortgage, pledge or otherwise encumber any Nonwovens Assets except for such mortgages or encumbrances which constitute Permitted Exceptions;

                 (e) sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of any of the Nonwovens Intellectual Property;

                 (f) enter into any agreements, commitments or contracts relating to the Nonwovens Business, except agreements, commitments or contracts made in the ordinary course of the Nonwovens Business consistent with past practice;

                 (g) voluntarily consent to the termination of, or terminate by its own actions, any Nonwovens Contract or Nonwovens Lease by any other party thereto, or voluntarily withdraw any application for any Nonwovens Intellectual Property;

                 (h) make any capital expenditures of $400,000 or more other than as contemplated by the Dexter Nonwovens Capital Plan, a copy of which is attached as Schedule 5.1(h), individually or in the aggregate, without the prior written consent of the Buyer;

                 (i) amend its charter documents in a manner that adversely affects the transactions contemplated hereby;

                 (j) change the accounting principles used in connection with the Nonwovens Business unless required by GAAP; and

                 (k) enter into any agreement, contract, commitment, understanding undertaking or arrangement to do any of the foregoing.

            Notwithstanding the provisions of the Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Seller or any Nonwovens Subsidiary from (i) paying or making regular or special dividends or other distributions consisting of cash, marketable securities or property that is not a Nonwovens Asset or any combination thereof; (ii) making, accepting or settling intercompany loans or advances or (iii) engaging in any other transaction incident to the normal cash management procedures of the Seller and its subsidiaries, including short-term investments in time-deposits, certificates or deposit and banker's acceptances made in the ordinary course of the Nonwovens Business.

            5.2  Current Information

                 (a) Between the date of this Agreement and the Effective Time the Seller will cause one or more of its designated representatives to consult as requested by the Buyer on a regular basis with one or more designated representatives of the Buyer and to discuss the general status of ongoing operations of the Nonwovens Business.

                 (b) The Seller will promptly notify the Buyer of any actual or potential Material Adverse Effect or any significant change in the normal course of business or in the operations of the Nonwovens Business and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, in each case involving the Nonwovens Business, and will keep the Buyer informed of such events and permit the Buyer's representatives access to all materials prepared in connection therewith.

            5.3  Access to Information.

                 (a) Between the date of this Agreement and the Effective Time the Seller will (i) give the Buyer and its authorized representatives access at reasonable times and upon reasonable notice to all plants, offices, warehouses and other facilities and properties used in the Nonwovens Business and to the Nonwovens Books and Records, (ii) permit the Buyer to make such inspection thereof as the Buyer may reasonably request, and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the Nonwovens Business as the Buyer may from time to time reasonably request.

                 (b) Between the date of this Agreement and the Effective Time the Buyer will hold and will cause its officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, dated March 16, 2000, between the Buyer and the Seller, all documents and information furnished to the Buyer by or on behalf of the Seller in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

                 (c) No investigation pursuant to this Section 5.3 shall affect any representations and warranties of the parties herein or the conditions to the obligations of the parties hereto.

            5.4 Expenses. Except as otherwise provided by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

            5.5  Reasonable Best Efforts.

                 (a) Subject to the terms and conditions of this Agreement and applicable Law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties as to (i) and (ii) below, and Seller as to (iii) shall, and shall cause their respective subsidiaries, and use reasonable best efforts to cause their (and their respective subsidiaries') directors, officers, employees, agents, attorneys, accountants and representatives, to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity (including promptly filing with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement) or other person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such party, its subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing including (i) herein; and (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby.

                 (b) The Seller and the Buyer shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either of them or by any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

            5.6 Further Assurances. From time to time, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby and to vest in the Buyer or a Nonwovens Subsidiary title to the Nonwovens Assets (including, without limitation, assistance in the reduction to possession of any thereof). From time to time, without further consideration, the Buyer will, at its own expense, execute and deliver such documents as the Seller may reasonably request in order more effectively to consummate the transactions contemplated hereby and to perfect the assumption by the Buyer of the Nonwovens Liabilities.

            5.7 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Seller will promptly supplement or amend the schedules referred to in Article III with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Seller that has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, the Buyer will promptly supplement or amend the schedules referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information so previously disclosed or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in
Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 7.3(a) and 7.2(a), respectively, the schedules delivered by the Seller and the schedules delivered by the Buyer shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

            5.8 Public Announcements. The Buyer and the Seller agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the other party's prior written consent, except for such press releases or public statements as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed, in which case the other party shall nonetheless be consulted prior to the issuance of any such press release or public statement.

            5.9 Sales and Transfer Taxes and Fees. The parties agree that all sales and transfer Taxes and related fees (including all real estate, patent and trademark transfer Taxes and recording fees, if any) incurred in connection with (i) this Agreement and the transactions contemplated hereby (other than the sale of any of the Nonwovens Assets by Dexter Specialty Materials Limited) will be borne one-half by the Seller and one-half by the Buyer and (ii) the sale of any of the Nonwovens Assets by Dexter Specialty Materials Limited will be borne solely by the Buyer. The parties also agree that the Buyer will file all necessary Tax returns and other documentation with respect to all such sales, transfer and recording Taxes and fees (including, without limitation, reseller or other certificates of the Buyer reasonably requested by the Seller), and, if required by applicable Law, the Seller will join in the execution of any such Tax returns or other documentation.

            5.10 Noncompetition. (a) The Seller agrees that for a period of five years from the Closing Date, it will not, and will cause its affiliates not to, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control of, or be connected in any manner with any person that competes with the Nonwovens Business anywhere in the world.

                 (b) The Seller agrees, covenants and acknowledges that from and after the Closing Date, it will not disclose, give, sell, use or otherwise divulge any confidential information relating to the Nonwovens Business.

                 (c) Other than pursuant to a general advertisement not targeted or directed at employees hired by the Buyer or its affiliates pursuant to this Agreement, neither Seller nor any of its affiliates shall for a period of two (2) years from the Closing Date solicit the employment of, or induce any person to engage in such solicitation, of any employees hired by the Buyer or its affiliates pursuant to this Agreement.

                 (d) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.10 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

                 (e) The Seller recognizes and acknowledges that the performance of the obligations under this Section 5.10 are special, unique and extraordinary in character, and that in the event of a breach by the Seller or its affiliates or their respective employees, officers, directors or advisors of the terms and conditions of this Section 5.10, the Buyer shall be entitled to enforce the specific performance thereof by the Seller or its affiliates or to enjoin the Seller or its affiliates or their respective employees, officers, directors or advisors from violating the provisions of this Section 5.10.

            5.11  No Solicitation.

                 (a) The Seller shall not, and shall cause its subsidiaries and the officers, directors, agents and advisors of the Seller and its subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Nonwovens Acquisition Proposal. The Seller shall notify the Buyer promptly, but in any event within 24 hours, of any such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Buyer with respect to any Nonwovens Acquisition Proposal.

                 (b) Neither the Seller's Board nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Nonwovens Acquisition Proposal (other than this Agreement as the same may be amended from time to time), (ii) cause the Seller or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Nonwovens Acquisition Proposal (other than this Agreement as the same may be amended from time to time), or withdraw or modify, in a manner adverse to the Buyer, or fail to make, the recommendation to Seller's shareholders that they vote in favor of Shareholder Approval.

            5.12 Shareholder Approval. Specifically at the request of the Buyer and for the avoidance of doubt and uncertainty on the Buyer's part concerning threatened claims against the Seller and its Board of Directors arising out of a transaction such as that contemplated by this Agreement, Seller shall take all action necessary or appropriate to duly convene a meeting of Seller's shareholders (or to amend the agenda for Seller's previous noticed Annual Meeting of Shareholders) in order to seek and to obtain the Shareholder Approval as promptly as practicable. The Board of Directors shall at all times recommend such approval and shall take all reasonable action necessary or appropriate to solicit such approval.

            5.13  Proxy Statement.

                 (a) The Seller shall promptly prepare and file with the SEC in preliminary form the proxy information and other proxy solicitation materials of the Seller (the "Proxy Materials") in connection with the solicitation of proxies necessary to obtain the Shareholder Approval. The Seller will endeavor to promptly respond to any comments of the SEC staff and to file, and mail to shareholders, the Proxy Materials as soon as reasonably practicable after all such comments are resolved. The Buyer shall cooperate with the Seller in the preparation of the Proxy Materials. Prior to filing the preliminary Proxy Materials, any response to the SEC staff comments, the final Proxy Materials, and any amendment or supplement, the Seller shall give the Buyer reasonable opportunity to comment on the proposed filing.

                 (b) The Seller represents, warrants and agrees that the Proxy Statement, as it may be amended or supplemented, will not, at the date of mailing to shareholders of the Proxy Statement or any amendment or supplement, and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If, at any time prior to the Shareholder Meeting, the Seller becomes aware of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit any material fact necessary to make the statements contained therein not false and misleading, it shall promptly so inform the Buyer and take the necessary steps to amend or supplement the Proxy Statement. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by or on behalf of the Buyer expressly for inclusion in the Proxy Statement. The Seller represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                 (c) The Buyer represents, warrants and agrees that none of the information supplied by it or on its behalf expressly for inclusion in the Proxy Statement will, at the date of mailing of the Proxy Statement or any amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. If the Buyer shall become aware, prior to the Shareholder Meeting, that any information so furnished by it would cause any of the statements with respect to Buyer in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements not false or misleading, it will promptly so advise the Seller.

                                ARTICLE VI

                              SELLER EMPLOYEES

            6.1  Employment.

                 (a) Effective as of the Effective Time, each employee of the Seller employed in the Nonwovens Business immediately prior to the Effective Time (the "Nonwovens Employees") shall cease to be an employee of the Seller and the Buyer shall offer or cause to be offered employment, on an at-will basis, to all Nonwovens Employees. Effective as of the Effective Time and until December 31, 2001 and subject to Section 6.2(b), the Buyer shall cause the Nonwovens Employees, as a group, who accept and commence employment with the Buyer or a subsidiary of the Buyer as of the Effective Time (the "Transferred Employees") to be provided with employee benefit arrangements that shall, in the aggregate, be no less favorable than as provided by the Seller to such Transferred Employees, as a group, immediately prior to the Effective Time, provided that Buyer shall in no event be required to continue or offer benefits comparable to Seller's post-retirement welfare benefits referred to in Section 6.2(b).

                 (b) The Buyer shall cause the Transferred Employees to be given full credit for all service with the Seller or any subsidiary of the Seller prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any employee benefit plans or arrangements of the Buyer or any subsidiary of the Buyer in which such Transferred Employees participate from and after the Effective Time, to the same extent such service was recognized by the Seller or any subsidiary of the Seller under a corresponding Plan of Seller immediately prior to the Effective Time. Neither the Buyer nor any subsidiary of the Buyer shall require any Transferred Employee to undergo a physical examination or provide other proof of insurability as a condition to initial eligibility to participate in the medical and life insurance plans of Buyer, in connection with the transfer of employment. The Buyer shall, or shall cause a subsidiary of the Buyer to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under the medical and life insurance plans in which such employees may be eligible to participate after the Effective Time in connection with the transfer of employment to Buyer, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan of the Seller or any subsidiary of the Seller in which Transferred Employees participate immediately prior to the Effective Time, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Effective Time.

                 (c) Subject to Section 6.2, the Seller shall remain responsible for, and shall indemnify and hold harmless the Buyer against, any and all claims, losses, damages, costs and expenses and other liabilities (other than those constituting Nonwovens Liabilities) relating to or arising out of any of its employee benefit plans, programs, agreements or arrangements or obligations thereunder accrued and related to circumstances existing prior to the Effective Time. Subject to Section 6.2, Buyer shall be responsible for, and shall indemnify and hold harmless the Seller against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any of the Buyer's employee benefit arrangements or obligations thereunder accrued after the Effective Time.

            6.2  Assumption of Plans.

                 (a) Effective as of the Effective Time, the Buyer shall establish or designate a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the "Buyer Savings Plan"). As soon as practicable following the receipt by Seller of a favorable determination letter from the Internal Revenue Service (the "IRS") regarding the qualified status of the Buyer Savings Plan and the receipt by Buyer of a favorable determination letter from the IRS regarding the qualified status of the ESPRIT Plan, the Seller shall direct the trustee of the ESPRIT Plan to transfer, to the trustee of the Buyer Savings Plan, as of the Effective Time, in a lump sum, the cash value of the account balances under the ESPRIT Plan in respect of Transferred Employees. Upon such transfer, the Buyer Savings Plan shall assume liability to pay benefits in the amounts so transferred, as such amounts may be increased or decreased thereafter, in accordance with and subject to the provisions of the Buyer Savings Plan. Prior to the date of the transfer of the cash value of account balances as contemplated by this Section 6.2(a), the Seller shall contribute to the trustee of the ESPRIT Plan an amount equal to 10% of the aggregate Compensation (as defined in the ESPRIT Plan and prorated for such portion of the ESPRIT Plan year preceding the Effective Time) of each Transferred Employee who is a participant in the ESPRIT Plan as of immediately prior to the Effective Time. Pending such transfer, the Transferred Employees shall have all of the same rights, features and options with respect to their account balances in the ESPRIT Plan as active employees under such plan(s) except for the right to additional contributions. The parties shall cooperate in the filing of the documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of all required Forms 5310-A in connection therewith. Subject to confirmation that this form is required to be filed.

                 (b) The Seller shall retain and be responsible for, and the Seller shall indemnify and hold harmless Buyer against, any and all claims, losses, damages, costs and expenses with respect to post-retirement welfare benefits to which any Transferred Employee or any former employee of the Nonwovens Business is currently entitled or may become entitled after the Effective Time under the Seller's post-retirement welfare benefit program. The Buyer shall provide such information as the Seller or its designee may reasonably request, from time to time, in connection with the administration of the Seller's post-retirement welfare benefit program.

                 (c) The Buyer shall assume all liabilities and obligations of the Seller with respect to the Nonwovens Employees arising under (i) the Dexter Corporation Special Severance Plan (as such plan has been modified by employee communications described in Schedule 6.2(c)(i)), except for the liabilities arising under Sections 2(e) and 2(f) of such plan, (ii) the pay-to-stay arrangements described in Schedule 6.2(c)(ii) and (iii) the severance agreements (described in Schedule 6.2(c)(iii)) to provide continuation of "Employee Benefits" that are welfare benefits as described in Section 4(a)(ii) of the severance agreements.

                 (d) The Seller shall be fully responsible for any benefits in the nature of severance pay due to any Nonwovens Employee who does not accept an offer of employment described in section 6.1(a) hereof. The severance benefits provided by the Buyer to any Transferred Employee whose employment with the Buyer is involuntarily terminated (other than for cause) by the Buyer or a Buyer subsidiary within twelve months following the Effective Time shall not be less favorable than the severance benefits that a Nonwovens Employee would have been entitled to had his or her employment been terminated by the Seller or a Nonwovens Subsidiary (as the case may be) immediately prior to the Effective Time. The preceding sentence shall not apply to any Nonwovens Employee who immediately prior to the Effective Time, is (i) a party to a severance agreement described in
Section 6.2(c) or (ii) a participant in the Dexter Corporation Special Severance Plan.

                 (e) To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act ("WARN"), 29 U.S.C.
Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (hereinafter referred to collectively as "WARN Obligations") as a consequence of the transactions contemplated by this Agreement, the Seller shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the Effective Time, and the Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring after the Effective Time.

                                ARTICLE VII

                             CLOSING CONDITIONS

            7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) To the extent required by applicable law, each of the Seller and the Buyer and any other person (as defined in the HSR Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

                 (b) To the extent required by applicable law, each of the Seller and the Buyer and any other person required in connection with the transactions contemplated hereby to file all necessary filings with any Governmental Entity outside the U.S. and such Governmental Entities outside the U.S. shall have approved or cleared such filing and all such approvals or clearances shall have been received.

                 (c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the acquisition of the Nonwovens Business by the Buyer or any of its affiliates illegal.

                 (d) The Seller and the Buyer, respectively, shall have timely made all filings and obtained all permits, authorizations, consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that the failure to obtain any such permits, authorizations, consents or approvals would not have a Material Adverse Effect.

            7.2 Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby. The obligations of the Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller:

                 (a) All of the representations or warranties of the Buyer set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and all of the representations and warranties of the Buyer set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and of the date hereof and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                 (b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                 (c) The Buyer shall have furnished a certificate of an executive officer of the Buyer to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

                 (d) The Seller shall have received one or more opinions, addressed to it and dated the Closing Date, from counsel to the Buyer, reasonably satisfactory to the Seller, covering the matters set forth on Exhibit G hereto.

            7.3 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Buyer:

                 (a) All of the representations or warranties of the Seller set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and all of the representations and warranties of the Seller set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date hereof and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                 (b) The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                 (c) The Seller shall have furnished a certificate of an executive officer of the Seller to evidence compliance with the conditions set forth in Sections 7.3(a) and (b) of this Agreement.

                 (d) The sale of the Nonwovens Assets in accordance with this Agreement, shall have been approved by at least two-thirds of the voting power of all outstanding shares of common stock of the Seller ("Shareholder Approval").

                 (e) The Buyer shall have received one or more opinions, addressed to it and dated the Closing Date, from counsel to the Seller, reasonably satisfactory to the Seller, covering the matters set forth on Exhibit F hereto.

                 (f) Each of the Nonwovens Contracts and Leases listed in
Schedule 7.3(f) attached hereto or entered into by the Seller or any Nonwovens Subject Subsidiary after the date of this Agreement shall have been duly assigned or otherwise transferred to the applicable Buyer as required hereunder.

                 (g) The Seller shall have delivered to the Buyer a FIRPTA Certificate substantially in the form of Exhibit E hereto.

            7.4 Certificates. Each of the parties hereto will furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

                               ARTICLE VIII

                            CERTAIN TAX MATTERS

            8.1  Tax Matters.

                 (a) The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all income Tax returns, reports and forms (other than any Consolidated Income Tax Returns) for the Nonwovens Subject Subsidiaries that are required to be filed after the date of the Effective Time ("Buyer Returns"), and will pay (or cause to be paid) all income Taxes due with respect to such Buyer Returns. The Buyer shall make available to the Seller any Buyer Returns and related workpapers with respect to any taxable period that ends on or before, or includes, the date of the Effective Time for Seller's review and comment at least twenty
(20) business days prior to the respective due dates of such Buyer Returns. Such Buyer Returns shall be subject to Seller's approval, such approval not to be unreasonably withheld, before the applicable Buyer Return is filed with the appropriate authority. The Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities (i) all Consolidated Income Tax Returns of the Seller and its Affiliates with respect to the Nonwovens Business and the Nonwovens Assets, and (ii) all other income Tax returns, reports and forms for the Nonwovens Subsidiaries other than the Nonwovens Subject Subsidiaries and (iii) all other income Tax returns, reports and forms with respect to the Nonwovens Business and the Nonwovens Assets that are required to be filed on or before the date of the Effective Time, and will pay (or cause to be paid) all income Taxes due with respect to such returns, reports and forms.

                 (b) The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all non-income Tax returns, reports and forms that are required to be filed after the date of the Effective Time (subject to any applicable extensions) with respect to the Nonwovens Business and the Nonwovens Assets when such returns, reports and forms are due and will pay (or cause to be paid) all non-income Taxes due with respect to such returns, reports and forms.

                 (c) The Seller and the Buyer shall reasonably cooperate in preparing and filing all Tax returns, reports and forms required to be filed with respect to Taxes levied or imposed upon, or in connection with, the Nonwovens Business or the Nonwovens Assets, and in resolving all disputes and audits with respect thereto, including by maintaining and making available to each other all records (other than the Nonwovens Books and Records, which shall be governed by Section 8.1(d) hereof) reasonably necessary in connection therewith. The Buyer shall prepare (or cause such preparation) within 90 days of the Effective Time, usual and customary Nonwovens Subject Subsidiaries' consolidated and controlled foreign corporation Tax return reporting packages with respect to the taxable period beginning January 1, 2000 and ending as of the Effective Time.

                 (d) For a period of six years after the Closing Date, the Seller and its representatives shall have reasonable access to the Nonwovens Books and Records transferred to the Buyer hereunder (including, without limitation, the right to make extracts thereof) to the extent that the Nonwovens Books and Records relate to Taxes and to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Nonwovens Business and the Nonwovens Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any reasonable out-of-pocket costs or expenses incurred by it pursuant to this Section 8.1(d). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such books and records as the Seller may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to Taxes pertaining to the Nonwovens Business and the Nonwovens Assets, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

                 (e) Not later than 15 days prior to the Effective Time, the Buyer shall prepare (or cause to be prepared) and submit to the Seller for the Seller's review and approval, which shall not be unreasonably withheld, a draft allocation of the Purchase Price and the Nonwovens Liabilities among the Nonwovens Assets, including the capital stock of the Nonwovens Subsidiaries, to be purchased hereunder, which allocation shall be reflected in Schedule 8.1(e) (the "Draft Allocation"). The Draft Allocation shall be revised and finalized by the parties in conjunction with the post-closing adjustment pursuant to Section 2.6 (the "Final Allocation"). The Draft Allocation and the Final Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations as well as under any analogous provisions of foreign Law. Each of the Seller and the Buyer shall (i) be bound by the Final Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax returns on a basis consistent with the Final Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Final Allocation on any applicable Tax return, in any proceeding before any taxing authority or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                 (f) The Buyer shall not (i) make an election to treat any of the Nonwovens Subject Subsidiaries as a disregarded entity (or as a partnership) for federal, state or local income Tax purposes for any period in which the Seller wholly owns, directly or indirectly, the Nonwovens Subsidiaries, (ii) make any dividend or other distributions to shareholders from any of the Nonwovens Subsidiaries at any time on or after the Effective Time until January 1, 2001, or (iii) make an election under
Section 338(g) of the Code and the Treasury regulations promulgated thereunder with respect to the acquisition of any of the Nonwovens Subject Subsidiaries without the prior written consent of the Seller.

                 (g) The Seller and the Buyer agree that the Buyer has purchased substantially all the property used in the Nonwovens Business in the United States, and in connection therewith, the Buyer shall employ individuals who immediately before the Effective Time were employed in such trade or business by the Seller. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, the Buyer shall furnish a United States Internal Revenue Service Form W-2 to each employee employed by the Buyer who had been employed by the Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and the Seller shall be relieved of the responsibility to do so.

            8.2  Indemnity for Taxes.

                 (a) The Seller hereby agrees to indemnify the Buyer and the Nonwovens Business against and hold them harmless, on an after-Tax basis, from all liability for (i) income Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business with respect to any taxable period or portion thereof ending on or before the Effective Time, (ii) income Taxes levied or imposed upon, or in connection with, any business of the Seller other than the Nonwovens Business, and
(iii) income Taxes incurred as a result of any other transaction undertaken by the Seller, including without limitation the liquidation and dissolution of the Seller; provided, however, that the Seller shall not indemnify the Buyer for any such Taxes included in the Nonwovens Liabilities and taken into account in preparing the Closing Date Balance Sheet.

                 (b) (i) The Seller agrees to indemnify the Buyer and the Nonwovens Business against and hold them harmless, on an after-Tax basis, from all income Taxes, expenses or other losses arising out of the failure of the Seller to perform any of the agreements it is required to perform under Section 8.1 and (ii) the Buyer agrees to indemnify the Seller and hold it harmless, on an after-Tax basis, from all Taxes, expenses or other losses arising out of the failure by the Buyer to perform any of the agreements it is required to perform under Section 8.1.

                 (c) The Buyer and the Seller agree to treat any payment under this Section 8.2 as an adjustment to the Purchase Price.

                 (d) The respective indemnification obligations of the Seller and the Buyer pursuant to this Section 8.2 shall terminate ninety
(90) days following the expiration of the period of limitations applicable to the related Tax.

                 (e) A party seeking indemnification provided for under this Section 8.2 (a "Tax Indemnified Party") in respect of Taxes, arising out of or involving a claim or demand made by any persons, firm, governmental authority or corporation against such party (a "Tax Third Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third Party Claim as promptly as possible but in no event later than 30 days after receipt by the Tax Indemnified Party of written notice of the Tax Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than 30 days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third Party Claim.

            If a Tax Third Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party will be entitled to participate in the defense thereof and to assume the defense thereof with counsel or other tax advisors selected by the Tax Indemnifying Party and satisfactory to the Tax Indemnified Party provided, however, that the Tax Indemnifying Party shall not be entitled to assume the defense of any such contest unless the Tax Indemnifying Party at its option has either provided bond or other security for its obligations under this Section 8.2 satisfactory to the Tax Indemnified Party or paid the Tax Third Party Claim. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party will not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof. If the Tax Indemnifying Party assumes such defense, the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other tax advisors at its own expense separate from the counsel or other tax advisors employed by the Tax Indemnifying Party. The Tax Indemnifying Party shall be liable for all reasonable fees and expenses of counsel or other tax advisors employed by the Tax Indemnified Party for any period subsequent to the date the Tax Indemnified Party notifies the Tax Indemnifying Party pursuant to this
Section 8.2(e) and during which the Tax Indemnifying Party has not assumed the defense thereof. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third Party Claim, the Tax Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Third Party Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

                 (f) Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, if a Material Adverse Effect on the liability for Taxes of the Buyer with respect to or arising from the Nonwovens Business or Nonwovens Assets will result therefrom, neither the Seller nor any of its affiliates shall make or change any election, change an accounting period, adopt or change any accounting method, file any amended Tax return or report, enter into any closing agreement, settle any Tax claim or assessment relating to the Nonwovens Business or the Nonwovens Assets, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to any of the Nonwovens Business or the Nonwovens Assets.

                 (g) If a Tax Indemnified Party receives a refund or credit with respect to Taxes for which it would have been indemnified under this
Section 8.2, the Tax Indemnified Party shall pay over such refund or credit to the Tax Indemnifying Party; provided, however, that the amount of such refund or credit which the Tax Indemnified Party is required to pay over to the Tax Indemnifying Party shall be computed on an after-Tax basis.

            8.3  Other Tax Matters.

                 (a) The Seller hereby agrees to provide to the Buyer a certificate that, as of the Closing Date, the Seller is not a foreign person within the meaning of section 1445 of the Code and the Treasury regulations thereunder, such certificate to be substantially in the form attached as Exhibit E hereto. If such certificate or a statement is not delivered to the Buyer, the Buyer shall be entitled to withhold 10% of the Purchase Price as required by section 1445 of the Code.

                 (b) For Tax purposes, the Seller and the Buyer hereby agree to treat the transactions contemplated by this Agreement as (i) a sale of the Nonwovens Assets (other than the Nonwovens Assets owned or held by the Nonwovens Subject Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) and (ii) a sale of all of the stock of the Nonwovens Subject Subsidiaries, and not to take any position for Tax purposes that is inconsistent with such treatment, unless required by law.

                                ARTICLE IX

                        TERMINATION AND ABANDONMENT

            9.1 Termination. Subject to the parties' obligations as provided in Section 5.5, this Agreement may be terminated at any time prior to the Effective Time:

                 (a) by mutual consent of the Seller and the Buyer;

                 (b) by the Seller or the Buyer (i) at any time after October 31, 2000 if the conditions set forth in Article VII shall not have been satisfied or waived; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby; or (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.5;

                 (c) by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer;

                 (d) by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller; or

                 (e) by either the Buyer or the Seller if the Seller has held the meeting of shareholders at which the Shareholder Approval is requested and the Shareholder Approval shall not have been obtained.

            9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                 (b) each party hereto will use its best efforts to prevent disclosure to third persons of all information received by either party with respect to the business of the other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity) except (i) as may be required by Law; and (ii) as is permitted by this Agreement;

                 (c) neither party hereto shall have any liability or further obligation to the other party to this Agreement pursuant to this Agreement except as stated in this Section 9.2 and in Sections 5.3(b) and 5.4, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement;

                 (d) upon any termination of this Agreement other than pursuant to Section 9.1(d) and upon request by the Buyer, the Seller shall promptly reimburse the Buyer for its out-of-pocket cash expenses (including, without limitation, fees and expenses of accountants, counsel, investment bankers and consultants and all travel-related expenses) incurred in connection with this Agreement and the transactions contemplated hereby (whether incurred prior to or subsequent to the execution of this Agreement); provided that the Seller shall in no event be responsible for more than $2 million in respect of this paragraph (d); and

                 (e) if after the date hereof and prior to Shareholder Approval a Specified Dexter Acquisition Proposal is publicly disclosed (or any previously made Dexter Acquisition Proposal is renewed in such a manner as to constitute a Specified Dexter Acquisition Proposal) and this Agreement is subsequently terminated pursuant to Section 9.1(b) or Section 9.1(e), and if within 12 months following such termination Seller either enters into a definitive agreement providing for, or consummates, a Dexter Acquisition Transaction as a result of which shareholders of the Seller would be entitled to receive (in the case of a definitive agreement), or receive, aggregate average consideration with a fair market value per share exceeding $45 (appropriately adjusted for stock splits, stock dividends, recapitalizations or similar transactions and taking into account any extraordinary dividends or amounts paid in issuer tender offers or other extraordinary amounts received with respect to Seller shares after the date hereof), then within 2 business days following such event the Seller shall pay the Buyer a fee of $8 million, less any amounts paid or payable pursuant to paragraph (d) above.

                                 ARTICLE X

                          MISCELLANEOUS PROVISIONS

            10.1 Delivery of Schedules. The schedules required to be delivered pursuant to this Agreement are being delivered simultaneously with the execution and delivery of this Agreement.

            10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer at any time prior to the Effective Time with respect to any of the terms contained herein.

            10.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

            10.4 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person (other than the parties to this Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

            10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)   if to the Seller, to

                        Dexter Corporation
                        One Elm Street
                        Windsor Locks, Connecticut 06096-2334
                        Attention: General Counsel
                        Telecopy: (860) 292-7669

                        with a copy to

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, New York 10036-6522
                        Telecopy: (212) 735-2000
                        Attention:  J. Michael Schell, Esq.
                                    Margaret L. Wolff, Esq.

                  (b)   if to the Buyer, to

                        Ahlstrom Paper Group, Oy
                        P.O. Box 329
                        Etelaesplanadi 14
                        FIN - 00101 Helsinki
                        Finland
                        Telecopy: 011-358-9-503-9789
                        Attention:  Legal Department -
                                    Gustav Adlercreutz, Esq.

                        with a copy to

                        Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, New York 10006
                        Telecopy: (212) 255-3999
                        Attention:  Richard S. Lincer, Esq.


            10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign its rights to purchase the Nonwovens Assets to one or more of its wholly owned subsidiaries, as provided in Section 10.7.

            10.7 Designated Subsidiary. Anything in this Agreement to the contrary notwithstanding, the Seller agrees that the Buyer may cause one or more of its wholly owned subsidiaries designated by the Buyer to carry out all or part of the transactions contemplated by this Agreement; provided, however, that no such designation shall affect or diminish the liability of the Buyer under this Agreement.

            10.8 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            10.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement:
(i) the term "person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" when used in reference to any person shall mean any other corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such other corporation are owned directly or indirectly by such person; (iii) the term "affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; and (iv) the term "business day" means a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

            10.11 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement, dated March 16, 2000 between the Buyer and the Seller, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

            10.12 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

                                ARTICLE XI

                                  SURVIVAL

            11.1 Survival. All of the representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement will survive the Closing and continue in full force and effect until 9 months after the Closing (the "Survival Period"). If any claim (including any Tax Claim or Environmental Claim) is made in writing during the Survival Period, the representations and warranties shall survive thereafter solely for purposes of resolving such claim. The parties' respective obligations with respect to covenants, Nonwovens Liabilities and Excluded Liabilities shall not be subject to any Survival Period.

            11.2  Indemnification Provisions for the Benefit of the Buyer.

                 (a) In the event of the breach (or in the event a third party alleges facts that, if true, would mean that there has been a breach) of any of the representations, warranties or covenants of the Seller, any of the Nonwovens Subsidiaries or any other subsidiary of the Seller, contained in this Agreement or in any certificate delivered by the Seller pursuant to this Agreement and provided that the Buyer makes a written claim for indemnification pursuant hereto within the applicable survival period, then the Seller agrees to defend, indemnify and hold harmless the Buyer from and against all Damages the Buyer suffers resulting from, arising from, arising out of, relating to, in the nature of or caused by such event; provided, however, that the Seller shall have no liability with respect to any Damages pursuant to this Section 11.2(a) unless and until the aggregate of all claims for Damages hereunder and under Section 11.2(b) exceeds $250,000 and shall thereafter be liable only for the amount of Damages in excess of $250,000 in the aggregate; provided, further, that any indemnity with respect to income Taxes (including the survival period with respect thereto) shall be governed solely by Section 8.2.

                 (b) The Seller agrees to defend, indemnify, and hold harmless the Buyer from and against all Damages the Buyer suffers, to the extent (except as provided in (iv) below) arising from or relating to acts, omissions, conditions or circumstances occurring or existing prior to or as of the Closing, and whether or not disclosed in Schedule 3.21(b) or otherwise, for:

                     (i) any Environmental Claim with respect to the Nonwovens Business;

                     (ii) any notification, investigation, monitoring, or remediation of, or other response to, any emission, discharge, release or threatened release, or presence in the environment of Hazardous Material, whether on-site or off-site, with respect to the Nonwovens Business, to the extent required pursuant to Environmental Law in effect as of the Closing but specifically excluding (y) any such activities required to maintain compliance with a permit or other Environmental Law with which the Seller was in compliance prior to and as of the Closing, or (z) any baseline investigation or similar investigative activity required after the Closing in connection with application for an IPPC or other permit in the ordinary course of business;

                     (iii) any failure of the Seller or its subsidiaries or the Nonwovens Business to comply, on or prior to the Closing, with any applicable Environmental Law or Environmental Permit, including without limitation Damages relating to any fines and penalties and to any action necessary to enable the Nonwovens Business to come into compliance based on the nature of the operations of the Nonwovens Business as of the Closing with applicable Environmental Laws in effect as of the Closing; and

                     (iv) non-income Taxes levied or imposed upon, or in connection with, the Nonwovens Assets or the Nonwovens Business (including the Nonwovens Subsidiaries) with respect to any taxable period or portion thereof that ends on or before the Effective Time, to the extent that such non-income Taxes arise after the Effective Time or were otherwise not reflected on the Closing Date Balance Sheet (a "Tax Claim").

The Seller shall have no obligation to defend, indemnify or hold harmless the Buyer pursuant to this Section 11.2(b) unless and to the extent that the Buyer makes a written claim for indemnification from the Seller within 9 months from the Closing; provided, however, that the Seller shall have no liability with respect to any Damages pursuant to this Section 11.2 unless and until the aggregate of all claims for Damages hereunder and under
Section 11.2(a) exceeds $250,000 and shall thereafter be liable only for
(x) the amount of Damages in excess of $250,000 in the aggregate and (y) in the case of Damages of the type described in clause (i), (ii) and (iii) above, 75% of such excess.

                 (c) The parties shall promptly agree on the amount of the escrow to be retained for the satisfaction of any claim presented by Buyer to Seller in accordance with the terms of this indemnity. In the event the parties cannot agree within 30 days after presentation of a claim of the type described in clause (i), (ii) or (iii) of Section 11.2(b), the parties shall mutually appoint a qualified environmental consultant to make such determination. In the event that the parties cannot agree upon a consultant, each party shall appoint its own consultant, and those consultants shall jointly appoint a third consultant, who shall then make such determination. In the event the appointed consultants shall fail to agree, the dispute shall be subject to final and binding arbitration in New York, New York under and in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce's International Court of Arbitration (the "ICC") then in effect.

            11.3 Indemnification Provisions for the Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations and warranties contained in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement and provided that the Seller makes a written claim for indemnification against the Buyer pursuant hereto within the applicable survival period, then Purchaser agrees to defend, indemnify, and hold harmless the Seller and the Nonwovens Subsidiaries from and against the entirety of any Damages that the Seller and the Nonwovens Subsidiaries suffer resulting from, arising out of, relating to, in the nature of or caused by such event; provided, however, that the Seller shall have no liability with respect to any Damages pursuant to this Section 11.3 unless and until the aggregate of all claims for Damages hereunder exceeds $250,000 and shall thereafter be liable only for the amount of Damages in excess of $250,000 in the aggregate.

            11.4 Matters Involving Third Parties. If any third party notifies any party hereto (the "Indemnified Party") in writing of the assertion, or threatened assertion, of any claim with respect to which indemnification is reasonably likely to be claimed by the Indemnified Party against any other party hereto (the "Indemnifying Party") under this
Article XI (the "Third Party Claim"), then the Indemnified Party will notify the Indemnifying Party thereof promptly after receiving such written notice from the aforesaid third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. The Indemnified Party may (through counsel reasonably satisfactory to the Indemnifying Party) participate at its own expense in (but not control) the Third Party Claim if it notifies the Indemnifying Party in writing of its intention so to participate on or before the tenth (10th) day following the date on which notice of such Third Party Claim was given to the Indemnifying Party. The Indemnified Party shall cooperate fully in the defense of the Third Party Claim as and to the extent reasonably requested by the Indemnifying Party (such cooperation shall include the retention and, upon the request of the Indemnifying Party, the provision to such party of records and information which are reasonably relevant to such claim or demand and making himself or his employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            11.5 Statements as Representations. All statements contained herein or in any schedule or certificate delivered pursuant to this Agreement shall be deemed representations and warranties as such term is used in this Agreement.

            11.6 Limitation on Indemnification. Notwithstanding anything contained in this Agreement or the escrow agreement to be entered into between the Buyer and the Seller in the form attached as Exhibit D to the contrary, in no event shall the Seller be required to indemnify any person pursuant to Section 11.2 or the Escrow Agreement for any Damages exceeding the Escrow Amount.


            IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                    AHLSTROM PAPER GROUP OY


                                    By: /s/ Gustav Adlercreutz
                                       ------------------------------
                                       Name:  Gustav Adlercreutz
                                       Title: General Counsel


                                    By: /s/ Jukka Moisio
                                       ------------------------------
                                       Name:  Jukka Moisio
                                       Title: Chief Financial Officer


                                    DEXTER CORPORATION


                                    By: /s/ K. Grahame Walker
                                       ------------------------------
                                       Name:  K. Grahame Walker
                                       Title: Chairman and CEO







                                                                 ANNEX B

                              LEHMAN BROTHERS


                                                                 June 20, 2000

Board of Directors
Dexter Corporation
1 Elm Street
Windsor Locks, CT 06096

Members of the Board:

        We understand that Dexter Corporation ("Dexter" or the "Company") intends to sell its Nonwoven Materials Division ("Nonwovens") to Ahlstrom Paper Group Oy ("Ahlstrom") for a price of $275 million in cash plus the assumption of liabilities relating to the Nonwovens business (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in the Asset Purchase Agreement dated June 20, 2000 (the "Purchase Agreement") between the Company and Ahlstrom.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Purchase Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company, Ahlstrom and Nonwovens that we believe to be relevant to our analysis; (3) financial and operating information with respect to the business, operations and prospects of Nonwovens furnished to us by the Company, including, without limitation, certain projections of future financial performance of Nonwovens prepared by the management of the Company and Nonwovens; (4) a comparison of the historical financial results and present financial condition of Nonwovens with those of other companies that we deemed relevant; (5) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (6) the results of our efforts to solicit indications of interest and offers with respect to a purchase of all or part of the Company or Nonwovens. In arriving at our opinion, we also considered the impact of the unsolicited proposal from International Specialty Products Inc. to acquire all of the outstanding shares of Dexter on efforts to solicit potential buyers of Nonwovens. In addition, we have had discussions with the management of the Company and Nonwovens concerning the business, operations, assets, financial condition and prospects of Nonwovens and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Nonwovens, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Nonwovens and that Nonwovens will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Nonwovens and have not made or obtained any evaluations or appraisals of the assets or liabilities of Nonwovens. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the Company pursuant to the Proposed Transaction is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such Stockholder should vote with respect to the Proposed Transaction.

                                                   Very truly yours,

                                                   LEHMAN BROTHERS








                                                                    ANNEX C


                    CONNECTICUT BUSINESS CORPORATION ACT
                       PART XIII. DISSENTERS' RIGHTS


               (A) RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

    33-855 DEFINITIONS.--As used in sections 33-855 to 33-872, inclusive:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

        (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

    33-856 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    33-857 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

    33-858, 33-859 [Reserved for future use.]

              (B) PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

    33-860 NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33- 872, inclusive, and be accompanied by a copy of said sections.

    (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

    33-861 NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection
(a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

    33-862 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

    (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

        (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

    33-863 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

    33-864 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    33-865 PAYMENT.--(a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares plus accrued interest.

    (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-868; and (5) a copy of sections 33-855 to 33-872, inclusive.

    33-866 FAILURE TO TAKE ACTION.--(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

    33-867 AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

    33-868 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33- 865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

    33-869, 33-870 [Reserved for future use.]

        (C) JUDICIAL APPRAISAL OF SHARES

    33-871 COURT ACTION.--(a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

    33-872 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reason able compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.